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                                  EXHIBIT 99(a)

                            FORM OF CREDIT AGREEMENT


          This CREDIT AGREEMENT dated as of July [__], 1995 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this "AGREEMENT") among USG CORPORATION, a Delaware corporation (the "BORROWER"), the "LENDERS" and "ISSUING BANKS" (each as defined herein), and CHEMICAL BANK, in its separate capacity as agent for the Lenders and Issuing Banks (the "AGENT").

          In accordance with the terms and subject to the conditions set forth in this Agreement, the Borrower has requested the Lenders to provide to the Borrower the Aggregate Revolving Credit Commitments to enable the Borrower to borrow Loans on a revolving basis and to obtain Letters of Credit, at any time and from time to time from and including the Closing Date until the Termination Date.

          Accordingly, the Borrower, the Lenders, the Issuing Banks and the Agent agree as follows:


                             ARTICLE I.  DEFINITIONS

          SECTION 1.01. DEFINED TERMS. As used above and elsewhere in this Agreement, the following terms shall have the meanings specified below:

          "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

          "ABR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
ARTICLE II.

          "ADMINISTRATIVE QUESTIONNAIRE" shall mean an Administrative Questionnaire in the form of EXHIBIT A.

          "AFFILIATE" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "AGENT" shall have the meaning given to such term in the preamble to this Agreement, or such successor as shall be appointed pursuant to SECTION 8.04.

          "AGENT FEE LETTER" shall mean the Fee Letter dated June 19, 1995, from the Borrower to the Agent.

          "AGGREGATE LC COMMITMENTS" shall mean the aggregate amount of the LC Commitments of all Lenders, which as of the date hereof is $125,000,000.

          "AGGREGATE REVOLVING CREDIT COMMITMENTS" shall mean the aggregate amount of the Revolving Credit Commitments of all Lenders, which as of the date hereof is $500,000,000 and which may be reduced from time to time pursuant to
SECTION 2.11.

          "AGREEMENT" shall have the meaning given to such term in the preamble hereto.

          "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the

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Assessment Rate.  "ASSESSMENT RATE" shall mean for any date the annual rate
(rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by Chemical Bank as the then current net annual assessment rate that will be employed in determining amounts payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at Chemical Bank's domestic offices. "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Chemical Bank is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to CLAUSE (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "APPLICABLE COMMITMENT FEE" shall mean, for any date, the applicable number of basis points (expressed as a percentage) set forth below based on the Debt/EBITDA Ratio as of the last day of the Borrower's most recently ended period of four consecutive fiscal quarters:

     Debt/EBITDA Ratio            Applicable Commitment Fee
     -----------------           -------------------------
                                     (in basis points)

     greater than 3.50 to 1.00               37.50

     greater than 3.00 to 1.0 but less
       than or equal to 3.50 to 1.0          31.25

     greater than 2.00 to 1.0 but less
       than or equal to 3.00 to 1.0          25.00

     greater than 1.50 to 1.0 but less

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       than or equal to 2.00 to 1.0          22.50

     less than or equal to 1.50 to 1.0       20.00

          For purposes of the foregoing, the Applicable Commitment Fee at any time shall be determined by reference to the Debt/EBITDA Ratio as of the last day of the Borrower's most recently ended fiscal quarter, PROVIDED, that, in calculating the Debt/EBITDA Ratio for purposes of this definition, Debt shall not include obligations with respect to letters of credit (including Letters of Credit issued hereunder) entered into in the ordinary course of business and having an aggregate outstanding face amount of up to $50,000,000 to the extent such letters of credit are not drawn on or, if and to the extent drawn on, such drawing is promptly reimbursed following receipt by the applicable account party of a demand for reimbursement following payment on the letter of credit. Following the end of any such fiscal quarter, any change in the Applicable Commitment Fee shall become effective for all purposes on and after the earlier of (i) the date of delivery to the Agent of the Debt/EBITDA Ratio Certificate for such fiscal quarter and (ii) the date of delivery to the Agent of the Financial Officer's certificate and applicable financial statements described in SECTIONS 5.07(a), (b) and (c) relating to such fiscal quarter; PROVIDED, HOWEVER, that until either the DEBT/EBITDA Ratio Certificate or such certificate and financial statements for the fiscal quarter ending September 30, 1995 have been delivered to the Agent, the Applicable Commitment Fee shall be 25.0 basis points. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the Financial Officer's certificate and applicable financial statements described in SECTIONS 5.07(a), (b) and (c) with respect to a fiscal quarter in accordance with the provisions thereof for more than five days after such certificate and the applicable financial statements are due, and until such time as such financial statements are so delivered, the Applicable Commitment Fee shall be 37.50 basis points.

          "APPLICABLE EURODOLLAR MARGIN" shall mean, for any date, with respect to the Revolving Loans comprising any Eurodollar Borrowing, the applicable margin set forth below based on the Debt/EBITDA Ratio as of the last day of the Borrower's most recently ended period of four consecutive fiscal quarters:

     Debt/EBITDA Ratio            Applicable Eurodollar Margin
     -----------------           ----------------------------
                                     (in basis points)

     greater than 4.00 to 1.00               175.0

     greater than 3.50 to 1.0 but less
       than or equal to 4.00 to 1.0          150.0

     greater than 3.00 to 1.0 but less
       than or equal to 3.50 to 1.0          125.0

     greater than 2.50 to 1.0 but less
       than or equal to 3.00 to 1.0           87.5

     greater than 2.00 to 1.0 but less
       than or equal to 2.50 to 1.0           75.0

     greater than 1.50 to 1.0 but less
       than or equal to 2.00 to 1.0           62.5

     less than or equal to 1.50 to 1.0        50.0

          For purposes of the foregoing, the Applicable Eurodollar Margin at any time shall be determined by reference to the Debt/EBITDA Ratio as of the last day of the Borrower's most recently ended fiscal quarter, PROVIDED, that, in calculating the Debt/EBITDA Ratio for purposes of this definition, Debt shall not include obligations with respect to letters of credit (including Letters of Credit issued hereunder) entered into in the ordinary course of

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business and having an aggregate outstanding face amount of up to $50,000,000 to the extent such letters of credit are not drawn on or, if and to the extent drawn on, such drawing is promptly reimbursed following receipt by the applicable account party of a demand for reimbursement following payment on the letter of credit. Following the end of any such fiscal quarter, any change in the Applicable Eurodollar Margin shall become effective for all purposes on and after the earlier of (i) the date of delivery to the Agent of the Debt/EBITDA Ratio Certificate and (ii) the date of delivery to the Agent of the Financial Officer's certificate and applicable financial statements described in SECTIONS 5.07(a), (b) and (c) relating to such fiscal quarter; PROVIDED, HOWEVER, that until either the Debt/EBITDA Ratio Certificate or such certificate and financial statements for the fiscal quarter ending September 30, 1995 have been delivered to the Agent, the Applicable Eurodollar Margin shall be 87.50 basis points. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the Financial Officer's certificate and applicable financial statements described in SECTIONS 5.07(a), (b) and (c) with respect to a fiscal quarter in accordance with the provisions thereof for more than five days after such certificate and the applicable financial statements are due, and until such time as such financial statements are so delivered, the Applicable Eurodollar Margin shall be 175.00 basis points.

          "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, approved in accordance with
SECTION 9.04 and accepted by the Agent, in the form of EXHIBIT B or such other form as shall be approved by the Agent.

          "AVERAGE LIFE" means, as of any date, with respect to any debt or redeemable equity security, the quotient obtained by dividing (1) the sum of the products of (x) the number of years from such date to the date of each scheduled principal or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt or equity security multiplied in each case by (y) the amount of such principal or redemption payments by (ii) the sum of all such principal or redemption payments.

          "BANKRUPTCY CODE" shall mean Title 11 of the United States Code (11 U.S.C. Secitons 101 et seq.), as amended from time to time, or any successor statute.

          "BENEFIT PLAN" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

          "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "BORROWING" shall mean a Revolving Loan Borrowing or a Competitive Bid Borrowing.

          "BUSINESS DAY" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; PROVIDED, HOWEVER, that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "CAPITAL LEASE" shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations with respect to which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

          "CASH EQUIVALENTS" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency or instrumentality thereof and backed by the full faith and

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credit of the United States Government, in each case maturing within 180 days after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 180 days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof from S&P or a rating of at least P-1 or the equivalent thereof from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating services acceptable to the Agent) and not listed in Credit Watch published by S&P; (iii) with respect to CGC (A) marketable direct obligations issued or unconditionally guaranteed by the Canadian Government or issued by an agency thereof and backed by the full faith and credit of Canada, in each case maturing within 180 days after the date of acquisition thereof, and (B) domestic and eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within 180 days after the date of acquisition thereof issued by any commercial bank organized under the laws of Canada or any province thereof having combined capital and surplus of not less than $250,000,000; (iv) commercial paper (other than commercial paper issued by the Borrower or any of its Affiliates) and variable or fixed rate notes maturing no more than 180 days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody's, respectively (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating services acceptable to the Agent); (v) domestic and eurocurrency certificates of deposit or time deposits or bankers' acceptances issued by (a) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 or (b) any bank with a short-term commercial paper rating from S&P of at least A-1 or the equivalent thereof, or from Moody's of at least P-1 or the equivalent thereof, in each case maturing no more than 180 days from the acquisition thereof; (vi) repurchase agreements with a term of not more than fifteen (15) days with a bank or trust company or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States of America; and (vii) investments in money market funds substantially all of the assets of which are comprised of securities described in (I)-(vi) above.

          "CGC" shall mean, collectively, CGC Inc., Donn Canada Limited and C.N.G. Distribution Limited, each a corporation organized under the laws of Canada.

          "CLOSING DATE" shall mean July [__], 1995.

          "COLLATERAL DOCUMENTS" shall mean the Pledge Agreement, and the Collateral Trust Agreement.

          "COLLATERAL TRUST AGREEMENT" shall mean that certain Collateral Trust Agreement of even date herewith by and between the Collateral Trustee and the Borrower, for the benefit of the Senior Secured Creditors, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "COLLATERAL TRUSTEE" shall mean collectively, Wilmington Trust Company, a Delaware banking corporation, its successors and assigns, as corporate trustee, and William J. Wade, as individual trustee, under the Collateral Trust Agreement.

          "COMMISSION" shall mean the Securities and Exchange Commission and any Person succeeding to the functions thereof.

          "COMMITMENT" shall mean each Lender's Revolving Credit Commitment or LC Commitment, and "COMMITMENTS", when used in respect of any Lender, shall mean such Lender's Revolving Credit Commitment and LC Commitment.

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          "COMMITMENT FEE" shall have the meaning given to such term in SECTION
2.07.

          "COMPETITIVE BID" shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to SECTION 2.04.

          "COMPETITIVE BID ACCEPT/REJECT LETTER" shall mean a notification made by the Borrower pursuant to SECTION 2.04 in the form of EXHIBIT C.

          "COMPETITIVE BID BORROWING" shall mean a borrowing consisting of a Competitive Bid Loan or concurrent Competitive Bid Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in SECTION 2.04.

          "COMPETITIVE BID LOAN" shall mean a Loan from a Lender to the Borrower made pursuant to the bidding procedures set forth in SECTION 2.04. Each Competitive Bid Loan shall be a Eurodollar Loan bearing interest at the LIBO Rate plus the Spread applicable thereto or a Fixed Rate Loan.

          "COMPETITIVE BID NOTE" shall have the meaning given to such term in
SECTION 2.05.

          "COMPETITIVE BID RATE" shall mean, as to any Competitive Bid made by a Lender pursuant to SECTION 2.04 (i) in the case of a Eurodollar Loan, the LIBO Rate plus the Spread, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

          "CONSOLIDATED NET INCOME" shall mean, for any period, the aggregate net income or net loss of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; PROVIDED, that there shall be excluded therefrom, without duplication, (a) all items classified as extraordinary; (b) any net loss or net income of any Person other than the Borrower and its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such other Person during such period, (c) the net income of any Subsidiary of the Borrower to the extent that the payment of dividends or other distributions actually paid to the Borrower is restricted by contract or otherwise, except for any dividends or distributions actually paid by such Subsidiaries; PROVIDED that the net income of all such Subsidiaries shall be excluded from Consolidated Net Income only to the extent that it exceeds $2,000,000 per annum, and (d) amortization of excess reorganization value and capitalized reorganization debt discount costs associated with the revaluation of assets and liabilities with respect to the prepackaged plan of reorganization implemented on May 6, 1993, in each case as set forth or reflected in the Borrower's financial statements most recently filed under the Securities Exchange Act.

          "CONTAMINANT" shall mean any waste, pollutant (as that term is defined in 42 U.S.C. 9601(33) or in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Sections 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6901), radioactive material, special waste, petroleum, including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls.

          "CONTRACTUAL OBLIGATION", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

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          "CONTROL" shall mean the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

          "CREDIT EVENT" shall have the meaning given such term in ARTICLE IV.

          "CUSTOMARY PERMITTED LIENS" shall mean:

          (i) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA) imposed by law, created in the ordinary course of business and for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, liability insurance or self-insurance, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

          (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, liens with respect to municipal and zoning ordinances, covenants, consents, reservations, encroachments, minor defects or irregularities in title, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which individually or in the aggregate do not or are not reasonably likely to have a Material Adverse Effect;

          (v) Liens incurred with respect to rights of agents for collection for the Borrower and its Subsidiaries under assignments of chattel paper, accounts, instruments, or general intangibles for purposes of collection in the ordinary course of business;

          (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (vii) purchase money security interests of suppliers with respect to goods supplied, which security interests have not been perfected by filing or by the taking of possession of collateral and which have not been in existence more than ninety (90) days; and

          (viii) extensions, renewals or replacements of any Lien referred to in CLAUSES (i) through (vii) above; PROVIDED, that (A) in the case of PARAGRAPHS (i) through (iii) above, the principal amount of the obligation secured thereby is not increased and (B) any such extension, renewal or replacement is limited to the property originally encumbered thereby.

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          "DEBT" at any time, shall mean, with respect to the Borrower and its
Subsidiaries on a consolidated basis, without duplication, the sum of (i) the aggregate outstanding principal balance of all Revolving Loans and all Competitive Bid Loans at such time, (ii) the aggregate principal amount of long-term indebtedness of the Borrower and its consolidated Subsidiaries at such time (including the current portion thereof), (iii) the outstanding principal amount of capital leases shown as a liability on the Borrower's consolidated balance sheet at such time, (iv) all reimbursement obligations and other liabilities of the Borrower and its consolidated Subsidiaries with respect to letters of credit, other than letters of credit issued in connection with the incurrence of trade debt, (v) any indebtedness incurred other than in the ordinary course of business, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (vi) any indebtedness (other than trade debt incurred in the ordinary course of business), whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by the Borrower or any such consolidated Subsidiary, whether by purchase, consolidation, merger or otherwise, and (vii) the aggregate amount of all Guarantees with respect to indebtedness of third parties of the type described in CLAUSES (ii) through (vi) above at such time.

          "DEBT/EBITDA RATIO" shall mean the ratio, calculated as of the last day of each of the Borrower's fiscal quarters, of (i) Debt less the aggregate amount of cash and Cash Equivalents held by the Borrower and its consolidated Subsidiaries to (ii) EBITDA for the four quarter period ending on the last day of such fiscal quarter (in each case as reflected on the Borrower's consolidated financial statements for such fiscal quarter).

          "DEBT/EBITDA RATIO CERTIFICATE" shall mean a Debt/EBITDA Ratio Certificate substantially in the form of EXHIBIT J attached hereto, duly executed and delivered by a Financial Officer.

          "DOL" shall mean the Department of Labor and any Person succeeding to the functions thereof.

          "DOLLARS" or "$" shall mean lawful money of the United States of America.

          "EBITDA" for any period, shall mean the consolidated operating earnings from continuing operations of the Borrower and its Subsidiaries before interest, taxes, depreciation, amortization, other income and expense, minority interests, the impact of fresh start accounting and other non-cash adjustments to operating earnings for such period, PROVIDED, that, for purposes of the period ending September 30, 1995, operating earnings from continuing operations shall not be reduced by the $30,000,000 pre-tax charge which occurred in the fourth fiscal quarter of 1994 in connection with asbestos litigation settlements.

          "ELIGIBLE ASSIGNEE" shall mean (a) a commercial bank having total assets in excess of $2,000,000,000, (b) a savings and loan association or a savings bank organized under the laws of the United States of America or any state thereof and having a net worth of at least $300,000,000 computed in accordance with GAAP, (c) a finance company, insurance company or other financial institution or fund that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of $300,000,000 or (d) an Affiliate of any Lender.

          "ENVIRONMENTAL LIEN" shall mean a Lien in favor of any Governmental Authority for (i) any liability under Federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Govern-mental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

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          "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as the same may be amended from time to time, and the regulations promulgated and the rulings issued thereunder.

          "ERISA AFFILIATE" shall mean each person (as defined in Section 3(9) of ERISA) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code, excluding any foreign Subsidiary of the Borrower which is not subject to ERISA.

          "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar Loans.

          "EURODOLLAR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of
ARTICLE II.

          "EVENT OF DEFAULT" shall have the meaning given to such term in
ARTICLE VII.

          "EXISTING CREDIT AGREEMENT" shall mean the Amended and Restated Credit Agreement dated as of May 6, 1993 among the Borrower, USG Interiors, Inc., the financial institutions party thereto, Bankers Trust Company, Chemical Bank and Citibank, N.A., as Agents, and Citibank, N.A., as Administrative Agent, as the same was amended, supplemented or otherwise modified from time to time through the date hereof.

          "FEDERAL FUNDS EFFECTIVE RATE" shall have the meaning given to such term in the definition of "Alternate Base Rate".

          "FEES" shall mean the Commitment Fees, the Issuing Bank Feesand the LC Fees.

          "FINANCIAL OFFICER" shall mean the chief financial officer, the controller, the assistant controller, the treasurer or the assistant treasurer of the Borrower.

          "FISCAL YEAR" shall mean the fiscal year of the Borrower, which shall be the twelve (12) month period ending on December 31 in each year or such other period as the Borrower may designate and the Agent may approve in writing.

          "FIXED RATE LOAN" shall mean any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

          "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any Federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEE" when used with respect to any Person shall mean the incurrence of any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase property or securities for the purpose of assuring the owner of such Debt of the payment of such Debt or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements of items by any Person for collection or deposit in the ordinary course of business.

          "INDEMNITEE" shall have the meaning given to such term in SECTION 9.05(b).

          "INTEREST COVERAGE RATIO" of the Borrower for any period shall mean the ratio of (a) EBITDA for such period to (b) the total net consolidated interest expense of the Borrower and its Subsidiaries during such period (as shown on a consolidated income statement of the Borrower for such period), excluding the impact of non-cash amortization resulting from fresh start accounting during such period.

          "INTEREST PAYMENT DATE" shall mean, with respect to any Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Eurodollar Loan.

          "INTEREST PERIOD" shall mean (a) as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan or on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect (or as the Borrower may be deemed to elect), (b) as to any ABR Loan, the period commencing on the date of such ABR Loan or on the last day of the immediately preceding Interest Period applicable to such ABR Loan, as the case may be, and ending on the earlier of
(i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Maturity Date, and (c) in the case of a Fixed Rate Loan, a period commencing on the date of such Fixed Rate Loan and ending on the date specified in the Competitive Bid in which the offer to make such Fixed Rate Loan was extended and accepted pursuant to SECTION 2.04, which shall not be earlier than 7 days after the date, or later than 180 days after the date, that such Fixed Rate Loan was made (but in no event after the Maturity Date); PROVIDED, HOWEVER, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "INTEREST RATE CONTRACTS" shall mean interest rate exchange, swap, collar, cap or similar hedging agreements providing interest rate protection.


          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and the regulations promulgated and rulings issued thereunder.

          "INVESTMENT" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, of any other Person, and any direct or indirect loan, advance (other than accounts arising in the ordinary course of business (including, but not limited to, amounts received in compromise of accounts receivable in connection with collection or settlement) and deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees, directors, officers, agents, customers or suppliers, deposits made in connection with the purchase of equipment or other assets, and similar items made or incurred in the ordinary course of business), or capital contribution by such Person to any other Person, including all Debt owed by that other Person which did not arise from sales of goods or services to that Person in the ordinary course of business; PROVIDED, HOWEVER, that "Investment", when applied to the Borrower, shall not include the Obligations under this Agreement. The amount of any Investment shall be determined in conformity with GAAP.

          "INVESTMENT GRADE", shall mean, with respect to any security, that such security has been rated BBB- or better by S&P and Baa3 or better by Moody's; PROVIDED, that if such security has been rated by only one of Moody's and S&P, then "Investment Grade" shall mean that such security has been rated BBB- or better by S&P or Baa3 or better by Moody's.

          "IRS" shall mean the Internal Revenue Service and any Person succeeding to the functions thereof.

          "ISSUING BANK" shall mean any Lender designated as an Issuing Bank in an Issuing Bank Agreement executed by such Lender, the Borrower and the Agent.

          "ISSUING BANK AGREEMENT" shall mean, with respect to an Issuing Bank, the collective documents and agreements between the Borrower and such Issuing Bank providing for (I) the commitment of such Issuing Bank to issue Letters of Credit and (ii) such other terms and conditions as such Issuing Bank may require, including provisions respecting reimbursement, with such modifications thereto as may be agreed upon by such Issuing Bank and the Borrower and as are consistent with the provisions hereof; PROVIDED, HOWEVER, in the event of any conflict between the terms of any Issuing Bank Agreement and this Agreement, the terms of this Agreement shall control.

          "ISSUING BANK FEES" shall mean, as to any Issuing Bank, the fees set forth in the applicable Issuing Bank Agreement or any letter agreement executed in connection therewith.

          "LC COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to acquire participations in Letters of Credit hereunder, which commitment shall be determined by multiplying such Lender's Pro Rata Share by the Aggregate LC Commitments, as the same may be modified from time to time pursuant to SECTION 9.04 or reduced from time to time pursuant to
SECTION 2.11.

          "LC DISBURSEMENT" shall mean any payment or disbursement made by an Issuing Bank under or pursuant to a Letter of Credit.

          "LC EXPOSURE" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount which has been drawn under Letters of Credit but for which the applicable Issuing Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

          "LC FEE" shall have the meaning given to such term in SECTION 2.07(b).

          "LENDER" shall mean, at any time, a financial institution that is either set forth on the signature pages hereof or that has become a lender pursuant to SECTION 9.04 and that, as of such time, remains a party hereto.

          "LETTERS OF CREDIT" shall mean letters of credit issued by an Issuing Bank for the account of the Borrower pursuant to SECTION 2.15.

          "LIABILITIES AND COSTS" shall mean all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties, monetary sanctions and interest, whether direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "LIBO RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum determined by the Agent to be the arithmetic average of the rates designated as "LIBO" on Telerate screen number 3750 USD-LIBOR-BBA (rounded upwards, if necessary, to the nearest 1/16 of 1%) for deposits with a maturity comparable to a 1-, 2-, 3- or 6- month Interest Period offered in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; PROVIDED, HOWEVER, that if such screen is canceled or becomes otherwise unavailable, the "LIBO Rate" shall be determined by some other reference to be agreed upon by the Borrower and the Agent.

          "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, collateral deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way, zoning restrictions, restrictive covenants and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than a financing statement filed by a "true" lessor pursuant to 9-408 of the Uniform Commercial
Code) naming the Borrower or any Material Subsidiary as owner of the collateral to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction; PROVIDED, that any financing statement or similar statement filed without the consent of the Borrower or any of its Subsidiaries shall not constitute a Lien if such statement does not secure an obligation due and owing by the Borrower or any such Subsidiary and the Borrower or such Subsidiary, as appropriate, shall take prompt action to have the statement terminated or otherwise removed.

          "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Collateral Trust Agreement, the Pledge Agreement, each Issuing Bank Agreement and the Agent Fee Letter.

          "LOANS" shall mean Competitive Bid Loans and/or Revolving Loans.

          "MARGIN STOCK" shall have the meaning given such term under Regulation U.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect, or any event which is reasonably likely to have a material adverse effect, upon (I) the financial condition, operations, or properties of the Borrower and its Subsidiaries, taken as a whole and taking into account the cyclical nature of the business of the Borrower and its Subsidiaries or (ii) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform under, or the ability of the Lenders to enforce repayment of the Loans and the other Obligations under, the Loan Documents.

          "MATERIAL SUBSIDIARY" shall mean, at any time, any one of (I) United States Gypsum Company, a Delaware corporation, (ii) USG Interiors, Inc., a Delaware corporation, (iii) L&W Supply Corporation, a Delaware corporation, (iv) USG Foreign Investments, Ltd., a Delaware corporation, (v) any other Subsidiary of the Borrower with revenues for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower greater than or equal to 10% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period, or (vi) any other Subsidiary of the Borrower with assets as of the last day of the Borrower's most recently ended fiscal quarter greater than or equal to 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis on such date, in each case computed in accordance with GAAP; and "MATERIAL SUBSIDIARIES" shall mean all of the foregoing.

          "MATURITY DATE" shall mean the seventh anniversary of the Closing
Date.

          "MOODY'S" shall mean Moody's Investors Service, Inc., and any successor thereof.

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

          "NOTE" shall mean a Competitive Bid Note or a Revolving Loan Note.

          "NOTICE OF COMPETITIVE BID BORROWING" shall have the meaning given to such term in SECTION 2.04(a).

          "NOTICE OF COMPETITIVE BID REQUEST" shall have the meaning given to such term in SECTION 2.04(a).

          "OBLIGATIONS" shall mean the principal of and all interest on all Loans and Letters of Credit, all fees, expense reimbursements, taxes, compensation and indemnities payable by the Borrower to the Agent, any Lender or any Issuing Bank pursuant to this Agreement or any other Loan Document (including liabilities arising under Interest Rate Contracts to which any Lender is a party) of the Borrower owing to the Agent, any Lender, any Issuing Bank or any Person entitled to indemnification pursuant to SECTION 9.05(b), or any of their respective successors, transferees or assigns, of every type and description, arising under this Agreement, any Note or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due and at any time existing.

          "OPERATING LEASE" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

          "OUTSTANDINGS" shall mean, at any given time, the aggregate outstanding principal balance of Revolving Loans and Competitive Bid Loans and the LC Exposure.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

          "PERMIT" shall mean any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

          "PERMITTED LIENS" shall have the meaning given to such term in SECTION 6.03.

          "PERMITTED REFINANCING DEBT" means Debt of the Borrower, the proceeds of which are used to Refinance outstanding Debt of the Borrower or any Subsidiary, provided that (I) if the Debt being Refinanced is pari passu with or subordinated in right of payment to the Obligations, then such Debt is pari passu or subordinated in right of payment to, as the case may be, the Obligations at least to the same extent as the Debt being Refinanced, (ii) such Debt is scheduled to mature (as determined under GAAP) no earlier than the earlier of (A) the maturity date of the Debt being Refinanced and (B) the Maturity Date, (iii) such Debt has an Average Life at the time such Debt is incurred that is equal to or greater than the lesser of (A) the Average Life of the Debt being Refinanced and (B) the period from the date such Debt is incurred to the Maturity Date, and (iv) such Debt is in an aggregate principal amount (or, if such Debt is issued at a price less than the principal amount thereof, has an aggregate original issue price) not in excess of the aggregate principal amount then outstanding of the Debt being Refinanced (or if the Debt being Refinanced was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus all interest accrued thereon and all related fees, expenses, and redemption or repurchase premiums (including any payments made in connection with procuring any required lender or similar consents).

          "PERSON" shall mean any natural person, employee, corporation, limited partnership, general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

          "PLAN" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of the Borrower or any ERISA Affiliate.

          "PLEDGE AGREEMENT" shall mean that certain Pledge Agreement, of even date herewith, executed by the Borrower in favor of the Collateral Trustee for the benefit of the Senior Secured Creditors, pursuant to which the Borrower shall pledge to the Collateral Trustee the capital stock of its domestic Material Subsidiaries.

          "POOLING AND SERVICING AGREEMENT" shall mean that certain Pooling and Servicing Agreement dated as of December 20, 1994, as the same has been amended, restated, supplemented or otherwise modified from time to time through the date hereof, among the Borrower, USG Funding Corporation, a Delaware corporation and a Subsidiary of the Borrower, and Chemical Bank, in its capacity as trustee.

          "POTENTIAL EVENT OF DEFAULT" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City.

          "PRO RATA SHARE" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be such Lender's Revolving Credit Commitment and the denominator of which shall be the Aggregate Revolving Credit Commitments, as adjusted from time to time pursuant to the terms of this Agreement; PROVIDED, that if all of the Revolving Credit Commitments are terminated or reduced to zero hereunder, "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's outstanding Revolving Loans and the denominator of which shall be the then aggregate amount of all Revolving Loans outstanding hereunder.

          "PROPERTY" shall mean any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries.

          "RECEIVABLES PURCHASE AGREEMENT" shall have the meaning given to such term in the Pooling and Servicing Agreement.

          "REFINANCE" shall mean, with respect to any Debt, to renew, extend, refinance, refund, replace or repurchase, or be substituted for, such Debt and "Refinancing" means the renewal, extension, refinancing, refunding, replacement or repurchasing of, or substitution for, such Debt.

          "REGISTER" shall have the meaning given to such term in SECTION
9.04(d).

          "REGULATION D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "RELEASE" shall mean significant release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or upon any land, water or air, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

          "REMEDIAL ACTION" shall have the meaning given to such term in SECTION 7.01(n).

          "REPORTABLE EVENT" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder, with respect to which the notice requirements to the PBGC have not been waived.

          "REQUIREMENTS OF LAW" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement, approval, Permit or license or occupational safety or health law, rule or regulation.

          "REQUISITE LENDERS" shall mean, except as otherwise provided in
SECTION 9.18(v), Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty-one percent (51%); PROVIDED, HOWEVER, that for purposes of this definition only, the term "Revolving Loans" that appears twice in the proviso to the definition of the term "Pro Rata Share" shall be replaced with the term "Loans".

          "RESTRICTED PAYMENTS" shall have the meaning given to such term in
SECTION 6.08.

          "REVOLVING CREDIT AVAILABILITY" shall mean, as of any particular date of determination, the amount by which Aggregate Revolving Credit Commitments exceed Outstandings. For purposes of calculating Revolving Credit Availability as at any date, all Revolving Loans requested but not yet advanced and Competitive Bid Loans accepted but not yet advanced will be treated as advanced in calculating Outstandings unless the Borrower has directed that the requested advance be disbursed to repay the Loans.

          "REVOLVING CREDIT COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans, which Revolving Credit Commitments as of the Closing Date are set forth in SCHEDULE 2.01, as the same may be reduced from time to time pursuant to SECTION 2.11 or modified from time to time pursuant to SECTION 9.04.

          "REVOLVING LOAN BORROWING" shall mean a group of Revolving Loans of the same Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

          "REVOLVING LOAN NOTE" shall have the meaning given to such term in
SECTION 2.05.

          "REVOLVING LOANS" shall mean the revolving loans made by the Lenders to the Borrower pursuant to SECTION 2.02. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

          "SALE AND LEASE-BACK TRANSACTION" shall have the meaning given to such term in SECTION 6.06.

          "SECURITIES" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of Debt, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities," or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "SECURITIES EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "SENIOR SECURED CREDITORS" shall mean, collectively, the Agent, the Lenders, the Issuing Banks and any trustee with respect to the "Public Debt" and the "Public Lenders" (as such terms are defined in the Collateral Trust Agreement).

          "S&P" shall mean Standard & Poor's Ratings Group, and any successor thereof.

          "SPREAD" shall mean, as to any Competitive Bid Loan bearing interest at a rate based upon the LIBO Rate, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Competitive Bid Loan, as specified in the Competitive Bid relating to such Competitive Bid Loan.

          "SUBSIDIARY" of a Person shall mean any corporation, partnership (limited or general), trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. Except as otherwise provided herein, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

          "TERMINATION DATE" shall mean the earlier of (a) the Maturity Date and
(b) the date of termination of the Commitments pursuant to ARTICLE VII or the reduction of the Revolving Credit Commitments to zero pursuant to SECTION 2.11.

          "TERMINATION EVENT" shall mean (i) any Reportable Event with respect to any Benefit Plan, (ii) the withdrawal of the Borrower, or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation arising under Section 4041 of ERISA of either the Borrower or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA,
(iv) the institution by the PBGC of proceedings to terminate any Benefit Plan,
(v) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a Trustee to administer a Benefit Plan, or (vi) the partial or complete withdrawal (within the meaning of Section 4203 and 4205, respectively, of ERISA) of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

          "THIRD PARTY CLAIM" shall have the meaning given to such term in
SECTION 9.05(b).

          "TRANSFEREE" shall have the meaning given to such term in SECTION 2.22(a).

          "TRUSTEE'S FEES" shall mean all fees, costs and expenses of the Collateral Trustee of the types described in Sections 5.3, 5.4, 5.5 and 5.6 of the Collateral Trust Agreement.

          "TYPE" when used in respect of any Loan or Borrowing, shall refer to the interest rate (i.e. the LIBO Rate, the Alternate Base Rate, or a fixed rate) by reference to which interest on such Loan or portion thereof or on the Loans comprising such Borrowing is determined.

          SECTION 1.02. TERMS GENERALLY. The definitions in SECTION 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED, HOWEVER, that if there are any changes in GAAP from those in effect on and as of the Closing Date, which changes are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants contained
SECTION 6.09, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; PROVIDED, HOWEVER, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended to so reflect such change in accounting principles in a manner satisfactory to the Requisite Lenders. In making any calculation required by this Agreement, for the purpose of determining the net income or deficit or item of expense of or for any Subsidiary of the Borrower, notwithstanding any reference herein to any period, the income, deficit or expense included in such calculation with respect to such Subsidiary shall be included only from the date such Person became a Subsidiary of the Borrower.

                            ARTICLE II.  THE FACILITY

          SECTION 2.01. THE REVOLVING CREDIT FACILITY.
          (a) Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make Revolving Loans, in dollars, to the Borrower from time to time during the period from the Closing Date to the Business Day immediately preceding the Termination Date, in an amount which shall not exceed the product of such Lender's Pro Rata Share and the Revolving Credit Availability at such time. The Revolving Credit Commitment of each Lender as of the Closing Date is set forth on SCHEDULE 2.01. Subject to, and upon the satisfaction of, the terms and conditions herein set forth, each Lender severally agrees that the Borrower may incur a Competitive Bid Loan or Competitive Bid Loans pursuant to a Competitive Bid Borrowing from time to time during the period from the Closing Date to the Business Day immediately preceding the Termination Date, provided that such Competitive Bid Borrowing shall not exceed the Revolving Credit Availability at such time.

          (b) The Borrower shall not use the proceeds of the Loans for any purpose other than for general corporate purposes, including, without limitation, the refinancing of the indebtedness under the Existing Credit Agreement on the Closing Date.

          SECTION 2.02. REVOLVING LOANS. (a) All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder and that the Revolving Credit Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. The failure of any Lender to make available to the Agent its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such Borrowing on the date such funds are to be made available pursuant to the terms of this Agreement.

          (b) Each Revolving Loan Borrowing shall be in a minimum principal amount of $5,000,000 and in multiples of $1,000,000 in excess thereof or in an aggregate principal amount equal to the Revolving Credit Availability. Each Revolving Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to SECTION 2.03. Each Lender may at its option fulfill its commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement, and PROVIDED, FURTHER, that the Borrower shall not be responsible for any costs or expenses associated with such Lender's exercise of such option. Borrowings of more than one Type may be outstanding at the same time; PROVIDED, HOWEVER, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Borrowings of Revolving Loans which are Eurodollar Loans being outstanding hereunder at any one time.

          (c) Subject to PARAGRAPH (e) below, each Lender shall make a Revolving Loan in the amount of its Pro Rata Share of the amount of each Revolving Loan Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 11:00 a.m., New York City time, and the Agent shall, promptly upon receipt of such amounts but in any event not later than 2:00 p.m. on the same Business Day, New York City time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if a Revolving Loan Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Loan Borrowing that such Lender will not make available to the Agent such Lender's portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this PARAGRAPH (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at
(i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Revolving Loan as part of such Borrowing for purposes of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Loan Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (e) The Borrower may refinance all or any part of any Revolving Loan Borrowing with a Borrowing of the same or a different Type, subject to the conditions and limitations set forth in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with SECTION 2.06 or 2.13, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Agent or by the Agent to the Borrower pursuant to PARAGRAPH (c) above.

          SECTION 2.03. NOTICE OF BORROWINGS OF REVOLVING LOANS. The Borrower shall give the Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing consisting of Revolving Loans, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing consisting of Revolving Loans, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such notice shall be in substantially the form of EXHIBIT D. Such notice shall be irrevocable (except as expressly set forth herein) and shall in each case refer to this Agreement and specify (i) whether the Revolving Loan Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this SECTION 2.03 of its election to refinance a Revolving Loan Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Agent shall promptly advise the Lenders of any notice given pursuant to this SECTION 2.03 and of each such Lender's portion of the requested Borrowing.

          SECTION 2.04. COMPETITIVE BID PROCEDURES. (a) Whenever the Borrower desires to solicit Competitive Bids, it shall give the Agent at least one Business Day's prior written notice with respect to each proposed Competitive Bid Borrowing of Fixed Rate Loans and at least four Business Days' prior written notice of each proposed Competitive Bid Borrowing of Eurodollar Loans to be made hereunder; PROVIDED, that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) on such day. Each such notice (a "NOTICE OF COMPETITIVE BID BORROWING") shall be in the form of EXHIBIT E and shall be appropriately completed by the Borrower to specify
(i) the aggregate principal amount of the proposed Competitive Bid Loans to be made pursuant to such Borrowing (which shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof), (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Competitive Bid Loans proposed to be made pursuant to such Borrowing are to be Fixed Rate Loans or Eurodollar Loans and (iv) the Interest Period relating thereto. The maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Borrowing shall be the earlier of (x) the last day of the Interest Period relating thereto and (y) the Termination Date. The Agent, in its sole discretion, may reject a Notice of Competitive Bid Borrowing that does not conform substantially to the format of EXHIBIT E, and the Agent shall promptly notify the Borrower of such rejection. The Agent shall promptly (but in any event on the same Business Day on which such notice was tendered) notify each Lender of each such request for a Competitive Bid Borrowing that it has received from the Borrower and has not rejected by telecopying such Lender a notice in the form of EXHIBIT F (a "NOTICE OF COMPETITIVE BID REQUEST").

          (b) Each Lender (or any branch, office or Affiliate of such Lender on behalf of such Lender as such Lender may designate by written notice to the Agent) may, in its sole discretion, make one or more Competitive Bids via telecopier to the Borrower in response to a Notice of Competitive Bid Request. Each Competitive Bid by or on behalf of a Lender must be received by the Agent via telecopier, in the form of EXHIBIT G, (i) in the case of a proposed Competitive Bid Borrowing of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing and (ii) in the case of a proposed Competitive Bid Borrowing of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing. Any Lender may submit more than one Competitive Bid in response to any Competitive Bid Request. Competitive Bids that do not conform substantially to the format of EXHIBIT G may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming Competitive Bid, or the Lender on behalf of which such nonconforming Competitive Bid has been made, of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and shall specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in a integral multiple of $1,000,000 in excess thereof and which may equal the entire principal amount of the Competitive Bid Borrowing requested by the Borrower) of each Competitive Bid Loan that the applicable Lender is willing to make to the Borrower, (y) with respect to each requested Fixed Rate Loan, the Competitive Bid Rate, or with respect to each requested Eurodollar Loan, the Spread, at which such Lender is prepared to make such Competitive Bid Loan and (z) the Interest Period (which shall be the Interest Period set forth in the applicable Competitive Bid Request) and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Loans, not later than 10:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing, and (II) in the case of Fixed Rate Loans, not later than 10:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing; PROVIDED, HOWEVER, that any Lender's failure to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such Competitive Bid Borrowing. A Competitive Bid submitted by or on behalf of a Lender pursuant to this SECTION
2.04 shall be irrevocable.

          (c) The Agent shall promptly notify the Borrower by telephone and telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each Competitive Bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable (but in any event within one Business Day) after completion of the bidding process set forth in this SECTION 2.04.

          (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this SECTION 2.04, accept or reject any Competitive Bid referred to in SECTION 2.04(b). The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/ Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in SECTION 2.04(b), (x) in the case of a Competitive Bid Borrowing of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before a proposed Competitive Bid Borrowing, and (y) in the case of a Borrowing of Fixed Rate Loans, not later than 11:00 a.m., New York City time, on the day of a proposed Competitive Bid Borrowing; PROVIDED, HOWEVER, that (i) the Borrower's failure to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in SECTION 2.04(b), (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Notice of Competitive Bid Borrowing, (iv) if the Borrower shall accept a Competitive Bid or Competitive Bids made at a particular Competitive Bid Rate but the amount of such Competitive Bid or Competitive Bids shall cause the total amount of Competitive Bids to be accepted by the Borrower to exceed the amount specified in the Notice of Competitive Bid Borrowing, then the Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bids accepted with respect to such Notice of Competitive Bid Borrowing, which acceptance, in the case of multiple Competitive Bids at the highest Competitive Bid Rate accepted by the Borrower, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (v) except pursuant to CLAUSE (iv) above, no Competitive Bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; PROVIDED FURTHER, however, that if a Competitive Bid Loan must be in an amount less than $5,000,000 because of the provisions of CLAUSE (iv) above, such Competitive Bid Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to CLAUSE (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this
SECTION 2.04 shall be irrevocable.

          (e) The Agent shall promptly notify each Lender that submitted a Competitive Bid, or on behalf of which a Competitive Bid was submitted, as the case may be, whether or not such Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy. Upon the Borrower's acceptance of any Competitive Bid, the Lender that made such Competitive Bid, or the Lender on behalf of which such Competitive Bid was made, as the case may be, will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which such Competitive Bid has been accepted.

          (f) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Agent pursuant to
SECTION 2.04(b).

          SECTION 2.05. NOTES. (a) The Borrower shall execute and deliver to each Lender (or to the Agent on behalf of each Lender) on or before the Closing Date a promissory note substantially in the form of EXHIBIT H-1 (each a "REVOLVING LOAN NOTE" and collectively, the "REVOLVING LOAN NOTES") to evidence the aggregate amount of that Lender's Revolving Loans and with other appropriate insertions. Each Revolving Loan Note shall be dated the Closing Date and shall be stated to mature on the Termination Date. The Revolving Loan Note executed in favor of any Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment.

          (b) The Borrower's obligation to pay the principal of and interest on all Competitive Bid Loans made to it by a Lender shall be evidenced by its promissory note substantially in the form of EXHIBIT H-2 (each a "COMPETITIVE BID NOTE" and collectively, the "COMPETITIVE BID NOTES"). Each Competitive Bid
Note issued to each Lender (i) shall be payable to the order of such Lender and be dated the Closing Date, (ii) shall be in a stated principal amount equal to the Aggregate Revolving Credit Commitments and be payable in the outstanding principal amount of Competitive Bid Loans owing to such Lender evidenced thereby from time to time, (iii) shall mature with respect to each Competitive Bid Loan evidenced thereby on the earlier of (x) the last day of the Interest Period applicable thereto and (y) the Termination Date, (iv) shall bear interest as provided in SECTION 2.08 in respect of Fixed Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby and (v) shall be entitled to the benefits of this Agreement and the other Loan Documents.

          (c) Each Lender is hereby authorized to, and prior to any transfer of any Note issued to it, each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute PRIMA FACIE evidence, absent manifest error, of the accuracy of the information so endorsed; provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting PRIMA FACIE evidence, absent manifest error, of the accuracy of the information contained therein.

          SECTION 2.06. REPAYMENT OF LOANS. (a) The Borrower agrees to pay the outstanding principal balance of each Revolving Loan on the Termination Date and each Competitive Bid Loan as provided in SECTION 2.04(a). Each Loan shall bear interest from the date of the Borrowing of which such Loan is a part on the outstanding principal balance thereof as set forth in SECTION 2.08.

          (b) Each Lender shall, and is hereby authorized by the Borrower to, maintain in accordance with its usual practices records evidencing the indebtedness of the Borrower to such Lender hereunder from time to time, including the amounts and Types of and Interest Periods applicable to the Loans made by such Lender from time to time and the amounts of principal and interest paid to such Lender from time to time in respect of such Loans.

          (c)  The entries made in the records maintained pursuant to PARAGRAPH
(b) of this SECTION 2.06 and in the Register maintained by the Agent pursuant to
SECTION 9.04 shall be PRIMA FACIE evidence of the existence and amounts of the Borrower's obligations to which such entries relate; PROVIDED, HOWEVER, that the failure of any Lender or the Agent to maintain or to make any entry in such records or the Register, as applicable, or any error therein, shall not in any manner affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

          SECTION 2.07. FEES. (a) The Borrower agrees to pay to the Lenders, through the Agent, on the last day of March, June, September and December in each year and on the date on which the last of the Commitments shall expire or be terminated as provided herein, a commitment fee (a "COMMITMENT FEE") accruing at an annual rate equal to the Applicable Commitment Fee on the average daily excess of the Aggregate Revolving Credit Commitments over the sum of (i) the aggregate outstanding principal balance of all Revolving Loans and (ii) the LC Exposure. The Commitment Fee shall be payable to the Lenders pro rata in arrears from the Closing Date until the date on which the last of the Revolving Credit Commitments of such Lenders shall expire or be terminated as provided herein. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (b) The Borrower agrees to pay to each Lender, through the Agent, on the last day of March, June, September and December in each year, and on the date on which the LC Commitment of such Lender shall have been terminated or reduced to zero as provided herein and all Letters of Credit issued pursuant to such LC Commitment shall have expired, a letter of credit fee (an "LC FEE") equal to the Applicable Eurodollar Margin on the average daily undrawn face amount of all outstanding Letters of Credit, payable to the Lenders pro rata in arrears. All LC Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as the case may be.

          (c) The Borrower agrees to pay to each Issuing Bank, for its own account, the applicable Issuing Bank Fees.

          (d) All Fees shall be paid on the dates due in immediately available funds. All Fees, other than the Issuing Bank Fees, shall be paid to the Agent for distribution, if and as appropriate, among the Lenders and to the Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances, except in the case of overpayment, inadvertent or otherwise.

          SECTION 2.08.  INTEREST ON LOANS.  (a) Subject to the provisions of
SECTION 2.09, the Revolving Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

          (b) Subject to the provisions of SECTION 2.09, the Revolving Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate in effect for such Borrowing plus the Applicable Eurodollar Margin.

          (c) Subject to the provisions of SECTION 2.09, each Fixed Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the rate offered by the Lender making such Loan and accepted by the Borrower pursuant to SECTION 2.04(d).

          (d) Subject to the provisions of SECTION 2.09, each Eurodollar Loan comprising any Competitive Bid Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the LIBO Rate plus the applicable Spread offered by the Lender making such Loan and accepted by the Borrower pursuant to SECTION 2.04(d) above.

          (e) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.09. DEFAULT INTEREST. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, in the case of amounts bearing interest computed by reference to the Prime Rate and a year of 360 days in all other cases) equal to (a) in the case of any Loan, the rate applicable to such Loan under SECTION 2.08 plus 2% per annum and (b) in the case of any other amount, the rate that would at the time be applicable to an ABR Loan under SECTION 2.08 plus 2% per annum.

          SECTION 2.10. ALTERNATE RATE OF INTEREST. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for any Borrowing constituting Eurodollar Loans, the Agent shall have determined that dollar deposits in the principal amounts of Loans constituting such Eurodollar Loans are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for Eurodollar Loans pursuant to
SECTION 2.03 or 2.12 shall, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for ABR Loans; PROVIDED, HOWEVER, that the Borrower may revoke any such deemed request for ABR Loans by providing written or telecopy notice to the Agent no later than the end of the Business Day before the day such ABR Loans are to be made. Each determination by the Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.11. REDUCTION OR CANCELLATION OF COMMITMENTS. (a) The Revolving Credit Commitments and the LC Commitments shall be automatically terminated on the Maturity Date.

          (b) If the Debt/EBITDA Ratio exceeds 2.5 to 1.0 as of the fiscal quarter ended June 30, 2000, the Revolving Credit Commitments shall be permanently reduced (i) by $50,000,000 effective upon the date the financial statements for such quarter are delivered to the Agent (or, if such financial statements are not delivered within five days following the due date therefor, the Debt/EBITDA Ratio shall be deemed for purposes of this PARAGRAPH (b) to exceed 2.5 to 1.0 for such quarter, and such reduction to the Revolving Credit Commitments shall be effective as of such fifth day following the date such financial statements were due) and (ii) by an additional $50,000,000 effective one year following the date of such initial reduction.

          (c) Upon at least ten days prior irrevocable written or telecopy notice to the Agent, which shall promptly notify the Lenders, the Borrower may at any time and from time to time permanently reduce all or a portion of the Aggregate Revolving Credit Commitments; PROVIDED, that any partial reduction of the Aggregate Revolving Credit Commitments shall be in minimum amounts of $10,000,000 and in $1,000,000 increments in excess thereof.

          (d) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Pro Rata Shares.

          (e) If at any time the Aggregate Revolving Credit Commitments are reduced below the Aggregate LC Commitments, then the Aggregate LC Commitments will be automatically and immediately reduced to the amount of the Aggregate Revolving Credit Commitments.

          SECTION 2.12. CONVERSION AND CONTINUATION OF BORROWINGS OF REVOLVING LOANS. The Borrower shall have the right, with respect to any Revolving Loan Borrowing, at any time upon prior irrevocable notice to the Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (ii) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing at the end of the Interest Period relating thereto for an additional Interest Period, and (iii) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

          (a) each conversion or continuation shall be made pro rata among the Lenders in accordance with their respective Pro Rata Shares;

          (b) if less than all the outstanding principal amount of any Revolving Loan Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be an integral multiple of $1,000,000 (and not less than $5,000,000 in the case of a conversion into, or a continuation of, a Eurodollar Borrowing);

          (c) each conversion shall be effected by each Lender by applying the proceeds of the new Revolving Loan of such Lender resulting from such conversion to the Revolving Loan (or portion thereof) of such Lender being converted;

          (d) if any Eurodollar Borrowing (or the Interest Period with respect thereto) is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to SECTION 2.18;

          Each notice pursuant to this SECTION 2.12 shall be in substantially the form of EXHIBIT I. Such notice shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Revolving Loan Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such

Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Agent shall advise the other Lenders of any notice given pursuant to this SECTION 2.12 and of each such Lender's portion of any converted or continued Revolving Loan Borrowing. If the Borrower shall not have given notice in accordance with this SECTION 2.12 to continue any Revolving Loan Borrowing of Eurodollar Loans into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this SECTION 2.12 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

          SECTION 2.13. VOLUNTARY PREPAYMENTS. (a) The Borrower shall have the right at any time and from time to time to prepay Revolving Loans, in whole or in part, upon prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Agent before 12:00 noon, New York City time, (i) three Business Days prior to prepayment, in the case of Eurodollar Loans; and (ii) one Business Day prior to prepayment, in the case of ABR Loans; PROVIDED, HOWEVER, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000. Competitive Bid Borrowings may not be prepaid unless so required pursuant to the terms hereof.

          (b) Each notice of an optional prepayment shall specify the prepayment date and the principal amount of Revolving Loans to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Revolving Loans by the amount stated therein on the date stated therein. All optional prepayments under this SECTION 2.13 shall be subject to SECTION 2.18 but otherwise without premium or penalty. All prepayments of Eurodollar Loans under this SECTION 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          SECTION 2.14. MANDATORY PREPAYMENTS OF REVOLVING LOANS. On the date of any termination or reduction of the Revolving Credit Commitments pursuant to
SECTION 2.11, the Borrower shall pay or prepay so much of the Revolving Loans as shall be necessary in order that (a) the sum of (i) the aggregate principal amount of the Loans outstanding and (ii) the LC Exposure will not exceed (b) the Aggregate Revolving Credit Commitments after giving effect to such termination or reduction. Any such prepayment shall be subject to the provisions of SECTION
2.18. All prepayments of Eurodollar Loans under this SECTION 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          SECTION 2.15. LETTERS OF CREDIT. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Issuing Bank agrees, at any time and from time to time on or after the Closing Date until the earlier of the Maturity Date and the termination of the LC Commitments in accordance with the terms hereof, to issue and deliver or to extend the expiry date of Letters of Credit for the account of the Borrower in an aggregate undrawn amount at any one time outstanding which, together with the aggregate undrawn amount at such time outstanding of Letters of Credit issued by other Issuing Banks, does not exceed the Aggregate LC Commitments; PROVIDED, HOWEVER, that no Issuing Bank shall issue or extend the expiry of any Letter of Credit if, immediately after giving effect to such issuance or extension (i) the aggregate LC Exposure at such time would exceed the Aggregate LC Commitments or
(ii) the sum of the aggregate outstanding principal balance of the Loans and the LC Exposure would exceed the Aggregate Revolving Credit Commitments. Each Letter of Credit (x) shall be in a form approved in writing by the Borrower, the Agent and the applicable Issuing Bank and (y) shall permit drawings upon the presentation of one or more sight drafts and such other documents as shall be specified by the Borrower in the applicable notice delivered pursuant to PARAGRAPH (c) below.

          (b) Each Letter of Credit shall by its terms expire not later than the earlier of (i) the first anniversary of the date of issuance or the date of the most recent extension (subject to extension for additional one-year periods by the applicable Issuing Bank as contemplated by PARAGRAPH (a) above) and (ii) the Maturity Date. Each Letter of Credit shall by its terms provide for payment of drawings in dollars.

          (c) The Borrower shall give the applicable Issuing Bank irrevocable written or telecopy notice not later than 12:00 noon, New York City time, three Business Days (or such shorter period as shall be acceptable to such Issuing Bank and the Agent) prior to any proposed issuance or proposed extension of the expiry date of a Letter of Credit. Each such notice shall refer to this Agreement and shall specify (I) the date on which such Letter of Credit is to be issued (which shall be a Business Day), the face amount of such Letter of Credit (which shall be an amount in dollars), (ii) the name and address of the beneficiary, (iii) whether such Letter of Credit shall permit a single drawing or multiple drawings, (iv) the form of the sight draft and any other documents required to be presented at the time of any drawing (together with the exact wording of such documents or copies thereof) and (v) the expiry date of such Letter of Credit (which shall conform to the provisions of PARAGRAPH (b) above). Each Issuing Bank shall give the Agent, which shall in turn give to each other Issuing Bank and to each Lender, prompt written or telecopy advice of any notice received from the Borrower pursuant to this paragraph.

          (d) By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders in respect of such Letter of Credit, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby agrees to and does acquire from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of any drawing thereunder, of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; PROVIDED, HOWEVER, that no Lender shall be required to acquire participations in Letters of Credit that would result in its Pro Rata Share of the LC Exposure exceeding its LC Commitment. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, on behalf of each Issuing Bank, in accordance with PARAGRAPH (f) below, such Lender's Pro Rata Share of each unreimbursed LC Disbursement made by such Issuing Bank; PROVIDED, HOWEVER, that the Lenders shall not be obligated to make any such payment with respect to any wrongful payment or disbursement made under any Letter of Credit as a result of the gross negligence or willful misconduct of such Issuing Bank.

          (e) Each Lender acknowledges and agrees that its acquisition of participations pursuant to PARAGRAPH (d) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Potential Event of Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (f) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the applicable Issuing Bank shall give written or telecopy notice to the Borrower and the Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Agent shall not have received from the Borrower the payment required pursuant to PARAGRAPH (g) below by 12:00 noon, New York City time, one Business Day after the date on which payment of a draft presented under any Letter of Credit has been made, the Agent shall promptly so notify the applicable Issuing Bank and each Lender, specifying in the notice to each Lender its Pro Rata Share on the date of such notice, of such LC Disbursement. Each Lender shall pay to the Agent, not later than 2:00 p.m., New York City time, on such date, such Lender's Pro Rata Share of such LC Disbursement, which the Agent shall promptly pay to the applicable Issuing Bank. Each such payment by a Lender pursuant to this PARAGRAPH (f) in respect of any LC Disbursement shall be deemed to be a Revolving Loan made to the

Borrower, and all such Revolving Loans made in respect of any one LC Disbursement shall be deemed to be a Revolving Loan Borrowing. The Revolving Loans constituting such Borrowing initially shall accrue interest at the Alternate Base Rate. The Borrower hereby irrevocably authorizes the Lenders to make such Revolving Loans for the purpose of paying an Issuing Bank for any LC Disbursements which the Borrower fails to pay (together with any interest on the LC Disbursement for the period prior to the making of such Revolving Loans) and agrees that all such Loans so made shall be deemed to have been requested by the Borrower.

          (g) If an Issuing Bank shall pay any draft presented under a Letter of Credit under circumstances entitling it to reimbursement under succeeding provisions of this PARAGRAPH (g), the Borrower shall pay to such Issuing Bank or to the Agent for the account of such Issuing Bank or, if the Agent shall have received the payments provided in PARAGRAPH (f) above with respect to such drawing, for the accounts of the Lenders, an amount equal to the amount of such draft before 12:00 noon, New York City time, on the Business Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for ABR Borrowings from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Borrower. The obligation of the Borrower to pay the amounts referred to above in this PARAGRAPH (g) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

          (I)  any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Agent, any Issuing Bank, any confirming bank or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on gross negligence or willful misconduct of the applicable Issuing Bank or confirming bank) or any other Person in connection with this Agreement or any other transaction;

          (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; PROVIDED that payment by the applicable Issuing Bank or confirming bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct by such Person;

          (iv) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; PROVIDED that such payment shall not have constituted gross negligence or willful misconduct; or

          (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; PROVIDED that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the applicable Issuing Bank.

          It is understood that in making any payment under a Letter of Credit
(x) the applicable Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (y) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed willful misconduct or gross negligence of such Issuing Bank.

          (h) TRANSITIONAL PROVISIONS. SCHEDULE 2.15 contains a schedule of certain letters of credit issued for the account of the Borrower or an Affiliate thereof and outstanding as of the Closing Date by one or more of the Issuing Banks (the "EXISTING FACILITY LETTERS OF CREDIT"). On the Closing Date, (I) such Existing Facility Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this SECTION 2.15, (ii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available LC Commitment and the LC Exposure, (iii) the provisions of this SECTION 2.15 shall apply thereto, and the Borrower and the Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and (iv) all liabilities of the Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

          SECTION 2.16. ADDITIONAL INTEREST ON EURODOLLAR LOANS; RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES. (a) The Borrower shall pay to the Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as such term is defined in Regulation D), additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such Loan ceases to be a Eurodollar Loan, at an interest rate per annum equal to all times to the remainder obtained by subtracting (I) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. For purposes of this Section, "EURODOLLAR RATE RESERVE PERCENTAGE" of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period and actually required to be maintained by such Lender as a result of the funding of Eurodollar Loans made by such Lender to the Borrower hereunder (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          (b) Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any of such Lender's Loans or any other amounts payable hereunder (other than taxes imposed on the overall net income of such Lender) or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or such Lender's Loans, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid to such Lender by the Borrower upon demand by such Lender.

          (c) If any Lender or Issuing Bank shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Issuing Bank or any Lender's or Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by such Issuing Bank pursuant hereto (or the participations of the Lenders therein) to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company on an after-tax basis for any such reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to compensation under this SECTION 2.16 with respect to any Competitive Bid Loan if it knew or should have known of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

          (d) A certificate of each Lender or Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Issuing Bank or its holding company as specified in PARAGRAPH (a), (b) or (c) above, as the case may be, shall be delivered to the Borrower, which certificate shall be rebuttably presumptive evidence of such costs or reductions. The Borrower shall pay each such Lender, Issuing Bank and holding company the amount shown as due on any such certificate delivered by it within 10 Business Days after the Borrower's receipt of the same; PROVIDED, that the Borrower shall have no obligation to pay such costs or reductions to the extent such costs or reductions were incurred by any such Lender, Issuing Bank or holding company more than ninety (90) days prior to the date of the certificate in which such costs or reductions were set forth.

          (e) Except as otherwise expressly provided in this paragraph, failure on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's or Issuing Bank's right to demand compensation with respect to such period or any other period. The protection of this SECTION 2.16 shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender or Issuing Bank shall be entitled to compensation under this SECTION 2.16 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under PARAGRAPH (c) above not more than six months after the later of (I) such date and (ii) the date on which it shall have become aware of such costs or reductions.

          SECTION 2.17. CHANGE IN LEGALITY. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

          (I) declare that Eurodollar Loans will not thereafter be made or maintained by such Lender hereunder, whereupon (y) any request by the Borrower for Eurodollar Loans shall, as to such Lender only, be deemed a request for an ABR Loan; and (z) any request by the Borrower to continue Eurodollar Loans or to convert into Eurodollar Loans shall, as to such Lender only, be deemed a request to convert into or continue as an ABR Loan; in either case unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in PARAGRAPH (b) below.

In the event any Lender shall exercise its rights under (I) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Notwithstanding the foregoing, no Lender shall be entitled to compensation under this SECTION 2.17 with respect to any Competitive Bid Loan and no Competitive Bid Loan shall be deemed converted to an ABR Loan if such Lender knew or should have known of the change giving rise to such request and of the impact of such change on the cost of making such Competitive Bid Loans at the time of submission of the Competitive Bid pursuant to which such Competitive Bid Loan shall have been made.

          (b) For purposes of this SECTION 2.17, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

          (c) In the event that such Lender determines at any time following its giving of the notice referred to in SECTION 2.17(a) that such Lender may lawfully make Eurodollar Loans, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and the Agent (which notice the Agent shall promptly transmit to each Lender) of that determination, whereupon the right of the Borrower to request of such Lender and such Lender's obligation to make Eurodollar Loans shall be restored.

          (d) Each Lender agrees (to the extent consistent with internal policies) to designate a different lending office for Eurodollar Loans if such designation would avoid the illegality described in SECTION 2.17(a); PROVIDED, HOWEVER, that such designation need not be made if it would result in any additional costs, expenses or risks to such Lender that are not reimbursed by the Borrower pursuant hereto or would, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.18. INDEMNITY. The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to
SECTION 2.03, 2.04 or 2.12 (b) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall be an amount equal to the excess, if any, as reasonably determined by such Lender, of (I) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted, continued, refinanced, paid or prepaid (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert, continue, refinance, pay or prepay to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert, continue or refinance, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted, continued, refinanced, paid or prepaid for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

          SECTION 2.19.  PRO RATA TREATMENT.  (a)  Except as required under
SECTION 2.17 and SECTION 9.18, each Revolving Loan Borrowing, each payment or prepayment of principal of any Revolving Loans, each payment of interest on the Revolving Loans, each payment of the Commitment Fees and LC Fees, each reduction of the Revolving Credit Commitments or the LC Commitments, and each refinancing of any Revolving Loan Borrowing with, conversion of any Revolving Loan Borrowing to or continuation of any Revolving Loan Borrowing as a Borrowing of any Type (other than with respect to Competitive Bid Borrowings) shall be allocated among the Lenders in accordance with their respective Pro Rata Shares. Each Lender agrees that in computing such Lender's portion of any Revolving Loan Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with SECTION 2.01, to the next higher or lower whole dollar amount.

          (b) All payments of principal of any Competitive Bid Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Bid Loans comprising such Borrowing. All payments of interest on any Competitive Bid Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Bid Loans comprising such Borrowing.

          (c) So long as the Loans have not become due and payable in full pursuant to SECTION 7.02, and subject to the terms and conditions of this Agreement, the Borrower shall designate whether any payment hereunder is to be applied to a Revolving Loan Borrowing or a Competitive Bid Borrowing. After the Loans have become due and payable in full pursuant to SECTION 7.02, all amounts remitted to the Agent shall be applied, subject to the provisions of this Agreement, (I) first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent from the Borrower under this Agreement or any other Loan Document; (ii) second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Issuing Banks from the Borrower; (iii) third, to pay interest due in respect of the Loans (ratably, in respect of Revolving Loans and Competitive Bid Loans);
(iv) fourth, to pay or prepay principal of Loans and Letters of Credit (ratably, in respect of Revolving Loans, Competitive Bid Loans and Letters of Credit); (v) fifth, to provide cash collateral in respect of Letters of Credit; and (vi) sixth, to the ratable payment of all other Obligations.

          SECTION 2.20. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise (except pursuant to SECTION 2.24 or 9.04), or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans (which, for purposes of this SECTION 2.20, shall include reimbursement obligations with respect to LC Disbursements) as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; PROVIDED, HOWEVER, that, if any such purchase or purchases or adjustments shall be made pursuant to this SECTION 2.20 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

          SECTION 2.21. PAYMENTS. (a) The Borrower shall make each payment (including principal of or interest on the Loans, any Fees other than Issuing Bank Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds. Any payment received after 12:00 noon, New York City time, on any date shall be deemed to have been received on the next succeeding Business Day.

          (b) Whenever any payment (including principal of or interest on any Loans or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable, unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day.

          SECTION 2.22. TAXES. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with SECTION 2.21, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING (I) taxes imposed on the net income of the Agent, any Issuing Bank or any Lender (or any transferee or assignee thereof that is permitted by SECTION 9.04, including a participation holder (any such entity being called a "TRANSFEREE")), (ii) franchise or similar taxes imposed on the Agent, any Issuing Bank or any Lender (or Transferee) by the United States of America or any jurisdiction under the laws of which the Agent, such Issuing Bank or any such Lender (or Transferee) is organized or in which the applicable lending office is situated, or subject to such tax other than solely as a result of the transactions provided for herein or any political subdivision thereof and (iii) all taxes not imposed by the United States of America, the states or a political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). For purposes of this provision, taxes imposed on net income include United States of America withholding taxes imposed upon the payment of interest unless such taxes are imposed as a result of a change in the laws, treaties, regulations or interpretations in existence on the Closing Date. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee), any Issuing Bank or the Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.22) such Lender (or Transferee), such Issuing Bank or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; PROVIDED, HOWEVER, that no Transferee of any Lender shall be entitled to receive any greater payment under this PARAGRAPH (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "OTHER TAXES").

          (c) The Borrower will indemnify each Lender (or Transferee), the Agent and each Issuing Bank for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee), the Agent or such Issuing Bank as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 Business Days after the date any Lender (or Transferee), the Agent or any Issuing Bank, as the case may be, makes written demand therefor. If a Lender (or Transferee), the Agent or an Issuing Bank shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this SECTION 2.22 or a credit in respect of any Taxes or Other Taxes paid by the Borrower pursuant to this SECTION 2.22 against taxes it would otherwise have owed that are not Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund or credit and shall apply for such refund or credit at the Borrower's expense. If any Lender (or Transferee), the Agent or any Issuing Bank receives a refund or it becomes entitled to take a credit in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this SECTION 2.22, it shall promptly notify the Borrower of such refund or credit and shall promptly repay such refund or pay the amount of such credit, as the case may be, to the Borrower (to the extent of amounts that have been paid by the Borrower under this SECTION 2.22 with respect to such refund or credit), net of all out-of-pocket expenses of such Lender, the Agent or such Issuing Bank; PROVIDED that the Borrower, upon the request of such Lender (or Transferee), the Agent or such Issuing Bank agrees to return such refund or the amount of such credit (plus penalties, interest or other charges) to such Lender (or Transferee), the Agent or such Issuing Bank in the event such Lender (or Transferee), the Agent or such Issuing Bank is required to repay such refund or is prohibited from taking such credit against taxes that are not Taxes or Other Taxes. Nothing contained in this PARAGRAPH (c) shall require any Lender (or Transferee), the Agent or any Issuing Bank to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

          (d) Within 30 Business Days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee), the Agent or any Issuing Bank, the Borrower will furnish to the Agent, at its address referred to in SECTION 9.01, the original or a certified copy of a receipt evidencing payment thereof to the extent that the relevant taxing authority delivers such receipts.

          (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this SECTION 2.22 shall survive the payment in full of the Obligations hereunder.

          (f) Each Lender and Issuing Bank represents to the Agent and the Borrower that under applicable laws, treaties, regulations and interpretations in existence on the Closing Date, no Taxes imposed by the United States of America will be required to be withheld with respect to interest on the Loans. Each Lender, the Agent and each Issuing Bank that is organized under the laws of a jurisdiction outside the United States of America shall, on the Closing Date and, if legally able to do so, at the beginning of each of its tax years thereafter, deliver to the Borrower such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender (or Transferee), the Agent or such Issuing Bank establishing that payments made pursuant to this Agreement to such Lender (i) are not subject to United States Federal withholding tax under the Internal Revenue Code because such payment is effectively connected with the conduct by such Lender (or Transferee), the Agent or such Issuing Bank of a trade or business in the United States of America or (ii) are totally exempt from United States Federal withholding tax, or are subject to a rate of such tax that has been reduced to zero under a provision of an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that such payments hereunder are not subject to United States Federal withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate.

          (g) The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee), the Agent or any Issuing Bank in respect of United States Federal withholding tax pursuant to PARAGRAPH (a) above if the obligation to pay such additional amounts does not result from a change in laws, treaties, regulations or interpretations in existence on the Closing Date. Thus the Borrower shall not reimburse for Taxes or Other Taxes arising from a failure by the Lender (or Transferee), the Agent or such Issuing Bank (if required to do so) to comply with the provisions of PARAGRAPH (f) above or from a transfer of the Loans to another Applicable Lending Office; PROVIDED, HOWEVER, that the Borrower shall be required to pay those amounts to any Lender (or Transferee), the Agent or any Issuing Bank that it was required to pay hereunder prior to the failure of such Lender (or Transferee), the Agent or such Issuing Bank to comply with the provisions of PARAGRAPH (f).

          SECTION 2.23. DUTY TO MITIGATE ADDITIONAL COSTS, REDUCTIONS IN RATE OF RETURN AND TAXES. Any Lender (or Transferee), the Agent or any Issuing Bank claiming any amounts pursuant to SECTION 2.16 or 2.22 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions, Taxes or Other Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its lending office if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender (or Transferee), the Agent or such Issuing Bank, result in any additional costs, expenses or risks to such Lender (or Transferee), the Agent or such Issuing Bank or would be otherwise disadvantageous to such Lender (or Transferee), the Agent or such Issuing Bank.

          SECTION 2.24.  ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES.

          In the event a Lender (an "AFFECTED LENDER") shall have: (i) failed to either fund its Pro Rata Share of any Revolving Loan Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of SECTION 2.03 or its Competitive Bid Loan which such Lender is obligated to fund under the terms of SECTION 2.04, and in either case such failure has not been cured within five (5) Business Days, (ii) failed to fund its Pro Rata Share of a payment to the Agent on behalf of an Issuing Bank which such Lender is obligated to fund under the terms of SECTION 2.15 and such failure has not been cured within five (5) Business Days, (iii) either repudiated its obligations under this Agreement or failed to reaffirm such obligations in writing within five (5) Business Days of a written request therefor from the Agent or any Issuing Bank, (iv) delivered to the Borrower a notice described in the last sentence of this SECTION 2.24, or (v) made demand for additional amounts pursuant to SECTION 2.16 or 2.22, as a result of any condition described in any such Section, then, unless such Affected Lender has theretofore taken steps to remove or cure, and has removed or cured within five (5) Business Days, such failure or the circumstances described in such notice or the conditions creating the cause for such demand for such additional amounts, as the case may be, the Borrower may require the Affected Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04) all its interests, rights and obligations under this Agreement to a bank designated by the Borrower and which is reasonably acceptable to the Agent (such bank being herein called a "REPLACEMENT LENDER"); PROVIDED, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the Replacement Lender shall pay to the Affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. Each Lender agrees to use its best efforts to notify the Borrower as promptly as practicable upon such Lender's becoming aware that circumstances exist which would cause the Borrower to become obligated to pay additional amounts to such Lender pursuant to SECTION 2.16 or 2.22; PROVIDED, that the failure by any Lender to give such notice shall not affect the obligations of the Borrower under such Sections.


                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders, the Issuing Banks and the Agent to enter into this Agreement and to make and/or maintain Loans and provide Letters of Credit hereunder, the Borrower hereby represents and warrants to the Lenders, the Issuing Banks, and the Agent that the following statements are true, correct and complete:

          SECTION 3.01. ORGANIZATION; CORPORATE POWERS. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation,
(ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions (other than Alabama, Arkansas, Mississippi and Vermont) where failure to so qualify and be in good standing does not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted.

          SECTION 3.02.  AUTHORITY.

               (i) The Borrower has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents.

               (ii) The execution, delivery and performance of each of the Loan Documents and the consummation of the transactions contemplated thereby have been duly approved by the Board of Directors of the Borrower, and no other corporate proceedings on the part of the Borrower is necessary to consummate such transactions.

               (iii) The Borrower has duly executed and delivered each of the Loan Documents to which it is party, and each such Loan Document consti-tutes the Borrower's legal, valid and binding obligation, enforceable against it in accordance with its terms, and is in full force and effect subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, voidable preference or similar laws and the application of equitable principles generally.

          SECTION 3.03. SUBSIDIARIES; OWNERSHIP OF CAPITAL STOCK. As of the Closing Date, SCHEDULE 3.03 sets forth all of its Subsidiaries and the identity of the holders (other than the public holders of the capital stock of CGC) of all shares of each class of capital stock of each of its Subsidiaries.

          SECTION 3.04. NO CONFLICT. The Borrower's execution, delivery and performance of each Loan Document, and each of the transactions contemplated thereby, do not (i) constitute a tortious interference with any of the Borrower's or any of its Subsidiaries' Contractual Obligations, or (ii) violate the Borrower's certificate of incorporation or by-laws, or other organizational documents, as the case may be, or (iii) result in a breach of or constitute (with or without notice or lapse of time or both) a default under any material Requirement of Law or material Contractual Obligation of the Borrower or any of its Subsidiaries, or require termination of any material Contractual Obligation, or (iv) result in or require the creation or imposition of any material Lien whatsoever upon any of the properties or assets of the Borrower or of any of its Subsidiaries (other than Liens in favor of the Collateral Trustee arising pursuant to the Loan Documents or Liens permitted pursuant to SECTION 6.03) or
(v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, which have not been obtained on or before the Closing Date.

          SECTION 3.05. GOVERNMENTAL CONSENTS. The Borrower's execution, delivery and performance of each Loan Document and the transactions contemplated thereby do not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority.

          SECTION 3.06. GOVERNMENTAL REGULATION. As of the Closing Date, neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940.

          SECTION 3.07. DEBT. Set forth on SCHEDULE 3.07 hereto is a complete and correct list of all Debt of the Borrower and each of its Subsidiaries outstanding as of the Closing Date having an outstanding principal amount in excess of $1,000,000 (other than Debt incurred pursuant to the Loan Documents and Debt permitted under SECTION 6.01), which SCHEDULE 3.07 specifies the aggregate principal amount thereof outstanding as of the Closing Date.

          SECTION 3.08. LITIGATION; MATERIAL ADVERSE EFFECTS. As of the Closing Date:

               (a) except as set forth in SCHEDULE 3.08 hereto, there exists no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any property of any of them which would have a Material Adverse Effect; and

               (b) neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable law which violation would have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, order, injunction, decree, rule or regulation of any court or Governmental Authority which would have a Material Adverse Effect.

          SECTION 3.09. PAYMENT OF TAXES. As of the Closing Date: (i) all federal tax returns and reports of the Borrower and each of its Subsidiaries and, to the Borrower's knowledge, all other tax returns and reports of the Borrower and each such Subsidiary, required to be filed, have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective properties, assets, income and franchises which are shown on such returns, or have been assessed by any Governmental Authority, as being due and payable, have been paid when due and payable, except such taxes, if any, that are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes the failure to make payment of which when due and payable would not have, in the aggregate, a Material Adverse Effect; and (ii) the Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that would have a Material Adverse Effect, which is not being contested in good faith by such Person.

          SECTION 3.10. MARGIN STOCK. Neither the Borrower nor any of its Subsidiaries is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

          SECTION 3.11. NO MATERIAL MISSTATEMENTS. As of the Closing Date: (i) the schedules, certificates and other written statements and information (taken as a whole) furnished by or on behalf of the Borrower and/or its Subsidiaries to the Agent and the Lenders, do not contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) neither the Borrower nor any of its Subsidiaries has inten-tionally withheld any fact known to it which would have a Material Adverse Effect which has not been set forth or referred to in this Agreement or the other Loan Documents.

          SECTION 3.12. REQUIREMENTS OF LAW. As of the Closing Date, the Borrower, each of its Subsidiaries and each Person acting on behalf of any of them is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, the Bankruptcy Code, state securities law and "Blue Sky" law) applicable to them and their respective businesses, in each case, except to the extent that the failure to so comply would have a Material Adverse Effect.

          SECTION 3.13. ENVIRONMENTAL MATTERS. Except as disclosed in the report attached as SCHEDULE 3.13:

          (a) neither the Borrower nor any of its Subsidiaries have received or are aware of any of the following: (i) notice or claim to the effect that the Borrower or any of its domestic Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment; (ii) notice that the Borrower or any of its domestic Subsidiaries has been identified as potentially responsible for, or is subject to investigation by any Governmental Authority relating to, the Release or threatened Release of any Contaminant into the environment; (iv) notice that any Property of the Borrower or any of its domestic Subsidiaries is subject to an Environmental Lien; (iv) notice of violation to the Borrower or any of its domestic Subsidiaries or awareness by the Borrower or any of its domestic Subsidiaries of a condition which might reasonably result in a notice of violation of any environmental, health or safety Requirement of Law, which would have a Material Adverse Effect; (v) commencement or threat of any judicial or administrative proceeding alleging a violation of any environmental Requirement of Law; (vi) commencement of any judicial proceeding alleging a violation of any health or safety Requirement of Law; or (vii) any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that could subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs that would have a Material Adverse Effect; and

          (b) neither the Borrower nor any of its Subsidiaries have made any filing or report with any Governmental Authority with respect to (i) the violation of any environmental, health or safety Requirement of Law, (ii) any unpermitted Release or threatened Release of a Contaminant or (iii) any unsafe or unhealthful condition at any Property of the Borrower or any of its Subsidiaries, any of which would have a Material Adverse Effect.

          SECTION 3.14. ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan other than a Benefit Plan listed on
SCHEDULE 3.14 annexed hereto. Except as otherwise provided on SCHEDULE 3.14, each Plan which is intended to be a qualified plan has been determined by the IRS to be qualified under Section 401(a) of the Internal Revenue Code, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code prior to its amendment by the Tax Reform Act of 1986, and such Plan and trust are being operated in all material respects in compliance with the Tax Reform Act of 1986 and all other amendments to the Internal Revenue Code and ERISA as interpreted by the regulations promulgated thereunder. Except as otherwise provided on
SCHEDULE 3.14, neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides lifetime benefits to retirees. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists with respect to any Benefit Plan. Except as otherwise provided on SCHEDULE 3.14, neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan
(i) has engaged in a nonexempt "prohibited transaction" described in Sections 406 and 408 of ERISA or Section 4975 of the Internal Revenue Code or (ii) has taken any action which would constitute or result in a Termination Event with respect to any Plan which would result in a material liability to the Borrower. Neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC that has not been paid within the applicable period permitted by law. Schedule B to the most recent annual report filed with the Internal Revenue Service with respect to each Benefit Plan and furnished to the Lenders is complete and accurate. Except as provided on SCHEDULE 3.14, since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B which would result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make a required contribution or payment to a Multiemployer Plan on or before the required due date for such contribution or installment which failure would have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment under subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment, which failure would have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year.

          SECTION 3.15. ASSETS AND PROPERTIES. As of the Closing Date: (i) the Borrower and each of its Subsidiaries has good and marketable title to all of its assets (tangible and intangible) owned by it, and all such assets are free and clear of all Liens except as specifically permitted or contemplated by the terms and provisions of this Agreement; and (ii) substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not have a Material Adverse Effect.

          SECTION 3.16. AGREEMENTS. Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets is or may be bound, where such default would result in a Material Adverse Effect.

          SECTION 3.18. FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Lenders consolidated financial statements (i) as of December 31, 1994, audited by and accompanied by the opinion of Arthur Andersen & Co. or other independent certified public accountants of recognized national standing satisfactory to the Agent and (ii) as of March 31, 1995. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and each of its consolidated Subsidiaries and as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries (including the Borrower) as of the dates thereof that are required to be disclosed under GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except as set forth in the notes to such financial statements. There has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries since December 31, 1994.


                        ARTICLE IV.  CONDITIONS PRECEDENT

          The obligations of the Lenders to make Loans and the obligation of the Issuing Banks to issue or extend the expiry date of Letters of Credit (each of the foregoing events being called a "CREDIT EVENT") from and after the Closing Date, are subject to the satisfaction of all of the applicable conditions set forth below:

          SECTION 4.01.  ALL CREDIT EVENTS.  On the date of each Credit Event:

          (a) NOTICE OF BORROWING. The Agent and, where applicable, an Issuing Bank shall have received a notice of such Credit Event as required by
     SECTION 2.03, SECTION 2.04 or SECTION 2.15(c).

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTIONS 3.01, 3.02, 3.04 and 3.10 shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date.

          (c) NO DEFAULT. The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event no Potential Event of Default or Event of Default shall have occurred and be continuing.

          (d) NO INJUNCTION. No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Lender or Issuing Bank from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

          (e) NO MATERIAL ADVERSE EFFECT. Since December 31, 1994, no event has occurred which has had or would have a Material Adverse Effect; PROVIDED, HOWEVER, that the foregoing condition precedent shall not apply in the case of (i) a continuation of a Loan as either an ABR Loan or a Eurodollar Loan, (ii) a conversion of ABR Loans into Eurodollar Loans or Eurodollar Loans into ABR Loans, (iii) a refinancing of any Borrowing that does not increase the aggregate outstanding principal amount of any Revolving Loan or Competitive Bid Loan, or (iv) the extension of an outstanding Letter of Credit.

          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in PARAGRAPHS (b), (c) and (d) of this SECTION 4.01.

          SECTION 4.02. FIRST CREDIT EVENT. The obligations of the Lenders and the Issuing Banks hereunder, including, without limitation, the obligation to make the initial Loans and other extensions of credit, shall be of no force or effect until all of the following conditions precedent are satisfied:

          (a) DOCUMENTATION. The Agent shall have received all of the following, each in form and substance satisfactory to the Lenders (as indicated by each Lender's signature hereto) and, in the case of item (1) below, in sufficient copies for each of the Lenders:

          (1) This Agreement, executed by the Borrower, together with all Schedules hereto;

          (2) A Revolving Loan Note, with appropriate insertions, executed by the Borrower and payable to the order of each Lender;

          (3) A Competitive Bid Note, with appropriate insertions, executed by the Borrower and payable to the order of each Lender;

          (4) The Pledge Agreement, executed by the Borrower in favor of the Collateral Trustee, together with stock certificates and appropriate stock powers endorsed in blank;

          (5)  The Collateral Trust Agreement, executed by all parties thereto;

          (6) The opinion of Kirkland & Ellis, counsel to the Borrower, and the opinion of the assistant general counsel of the Borrower, in each case relating to such matters as the Agent deems appropriate, in form and substance reasonably satisfactory to the Agent and the Lenders;

          (7) The Borrower's Restated Certificate of Incorporation, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by the Secretary of State of Delaware, together with good standing certificates from the Secretaries of State of Delaware and Illinois, each to be dated a date at most ten (10) days prior to the Closing Date;

          (8) A certificate of the Secretary or Assistant Secretary of the Borrower certifying (A) the names and true signatures of the Borrower's incumbent officers who are authorized to sign this Agreement and all other Loan Documents to be executed by the Borrower, (B) the Borrower's By-Laws as in effect on the date of such certification, (c) the resolutions of the Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and all other Loan Documents executed by the Borrower, (D) that there have been no changes in the Restated Certificate of Incorporation of the Borrower since the date of the most recent certification thereof by the Secretary of State of Delaware; and

          (9) An opinion of Richards, Layton & Finger, counsel to the Collateral Trustee, relating to such matters as the Agent deems appropriate, which opinion is in form and substance reasonably satisfactory to the Agent and the Lenders.

          (b) PAY DOWN OF EXISTING CREDIT AGREEMENT. The Existing Credit Agreement (except for those provisions which survive termination of such arrangement) shall have been or shall simultaneously with the Credit Events occurring on the Closing Date be terminated, all loans outstanding and other amounts owed to the lenders thereunder shall have been or shall simultaneously with such Credit Events be paid in full and all letters of credit outstanding thereunder shall have been or shall simultaneously with such Credit Events become subject to the provisions of this Agreement.

          (c) PAYMENT OF FEES. The Agent, the Issuing Banks and the Lenders shall have received all Fees and other amounts due and payable hereunder or under the other Loan Documents on or prior to the Closing Date.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees that, on and after the Closing Date and so long as any Lender shall have any Commitment hereunder and until payment in full of all of the Obligations (other than any contingent indemnity Obligations arising pursuant to SECTION 2.16, 2.18, 2.22 or 9.05), unless the Requisite Lenders shall otherwise give prior written consent:

          SECTION 5.01. CORPORATE EXISTENCE; CORPORATE POWERS; ETC. The Borrower shall, and shall cause each Material Subsidiary to, at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises would not have a Material Adverse Effect. The Borrower shall promptly provide the Agent with a complete list of its Subsidiaries upon the occurrence of any change in the list of such Subsidiaries as set forth on SCHED-ULE 5.01 hereto. The Borrower shall, and shall cause each Material Subsidiary to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions (other than Alabama, Arkansas, Mississippi and Vermont) where the failure to so qualify would not have a Material Adverse Effect.

          SECTION 5.02. COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause each Material Subsidiary to, (a) comply with all Requirements of Law, and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such in good standing, except where the failure to comply with either of CLAUSES (a) or (b) above would not have a Material Adverse Effect.

          SECTION 5.03. MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower shall, and shall cause each Material Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty or condemnation, all of its properties material to its operations and will make or cause to be made all appropriate repairs, renewals and replacements thereof, consistent with past practice. The Borrower and each Material Subsidiary shall maintain or cause to be maintained, with financially sound and reputable insurers reasonably acceptable to the Agent, the insurance policies and programs listed on SCHEDULE 5.03 hereto (including liability insurance) or substantially similar programs or policies and amounts or other programs, policies and amounts reasonably acceptable to the Agent. With respect to the renewal, replacement or material modification of any policy or program, the Borrower shall deliver or cause to be delivered to the Lenders, concurrently with the delivery of the financial statements required to be delivered pursuant to SECTION 5.07(b) a detailed schedule setting forth for each such policy or program: (I) the amount of such policy, (ii) the risks insured against by such policy, (iii) the name of the insurer and each insured party under such policy, and (iv) the policy number of such policy.

          SECTION 5.04. PAYMENT OF TAXES AND CLAIMS. The Borrower shall pay or cause to be paid, and shall cause each Material Subsidiary to pay, (a) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, busi-ness, income or property when finally due and payable, and

(b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to the Borrower or any such Subsidiary, as the case may be, which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of the Borrower's or such Subsidiary's properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such taxes, assessments and governmental charges referred to in CLAUSE (a) above or claims referred to in CLAUSE (b) above need be paid if being contested in good faith by appropriate proceedings and if adequate reserves, if required, shall have been accrued therefor in accordance with GAAP.

          SECTION 5.05. INSPECTION OF PROPERTY; BOOKS AND RECORDS. The Borrower shall permit, and shall cause each of its Material Subsidiaries to permit, any authorized representative(s) designated by the Agent or any Lender to visit and inspect any of its properties or the properties of any of its Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with their officers, employees, representatives, agents or independent certified public accountants, all at such times during normal business hours and as often as may be reasonably requested. Each such visitation and inspection by or on behalf of the Agent shall be at the Borrower's expense. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their businesses and activities.

          SECTION 5.06. ERISA. The Borrower shall comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Agent and each Lender (I) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 Business Days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

          SECTION 5.07. FINANCIAL STATEMENTS. The Borrower and each of its Material Subsidiaries shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to each of the Lenders, the items described below:

          (a) As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, the consolidated balance sheet, consolidated statement of income and consolidated statement of cash flow for such fiscal quarter. The Borrower shall also provide at such times the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the consolidating statement of income of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the current Fiscal Year to the end of such fiscal quarter. These statements shall all be in reasonable detail and certified by a Financial Officer that they fairly present in all material respects the financial condition and results of operations of, and changes in financial position for, the Borrower and its Subsidiaries as at the dates and for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

          (b) As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the same consolidated and consolidating balance sheet and statement of income, and the same consolidated statement of cash flow of the Borrower and its Subsidiaries as described in CLAUSE (a) above. These statements shall all be in reasonable detail and accompanied by a report thereon of Arthur Andersen & Co. or other independent certified public accountants of recognized national standing satisfactory to the Requisite Lenders, which report shall be unqualified and shall state that such consolidated financial statements present fairly in all material respects the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) Simultaneously with the delivery of the financial statements referred to in CLAUSE (b) above, a statement of the firm of independent certified public accountants which reported on the financial statements included therein that nothing has come to their attention to cause such independent certified public accountants to believe that such financial statements are inaccurate, and simultaneously with the delivery of the financial statements referred to in CLAUSES (a) and (b) above, a certificate of a Financial Officer of the Borrower (A) certifying that no Event of Default or Potential Event of Default has occurred or, if such an Event of Default or Potential Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants contained in SECTIONS 6.01 through 6.04, 6.06, and 6.08 through 6.10;

          (d) As soon as available, copies of any management reports prepared by the Borrower's independent certified public accountants in connection with the annual audit;

          (e) As soon as available, copies of (i) all reports, proxy statements and other statements or schedules that have been filed with the Commission under the Securities Exchange Act by the Borrower or any of its Subsidiaries (except reports filed pursuant to Section 16(a) of the Securities Exchange Act), (ii) all registration statements and prospectuses that have been filed by the Borrower or any of its Subsidiaries with the Commission under the Securities Act, except those on Form S-8 and Form 11-K, (iii) all reports and other information that has been disseminated generally to holders of any class of the Borrower's publicly traded equity or debt securities, and (iv) all press releases made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary; and

          (f) Such other information respecting the Borrower's or any of its Subsidiaries' business or condition (financial or otherwise), operations, performance or properties as any Lender (through the Agent) may, from time to time, reasonably request. The Borrower authorizes the Agent to communicate directly with its independent certified public accountants and authorizes such accountants, in accordance with procedures reasonably satisfactory to such accountants, to disclose to the Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Borrower's or any such Subsidiary's condition (financial or otherwise), operations, properties and performance. The Agent shall provide the Borrower with a copy of any written request for information submitted to such accountants. The Agent and the Lenders shall treat any non-public information so obtained as confidential. Prior to the Closing Date, the Borrower shall have delivered a letter addressed to such accountants instructing them to disclose such information in compliance with this SECTION 5.07(f), and the Borrower prior to the end of each Fiscal Year shall deliver a letter addressed to such accountants notifying them that the Lenders will be relying on the financial statements audited by such accountants and delivered to the Lenders pursuant to
SECTION 5.07(b).

          SECTION 5.08. DEFAULT AND MATERIAL ADVERSE EFFECT. Promptly upon the Borrower obtaining knowledge of (i) any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement, or (ii) any condition or event which would have a Material Adverse Effect, a certificate of a Financial Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given by such Lender and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower and/or any of its Subsidiaries have taken, are taking and propose to take with respect thereto.

          SECTION 5.09. PLEDGE OF STOCK OF DOMESTIC MATERIAL SUBSIDIARY. The Borrower agrees that until such time as the its senior public debt is rated Investment Grade, it will immediately pledge, or cause to be pledged, to the Collateral Trustee all shares of stock of any direct or indirect domestic Subsidiary of the Borrower, whether formed or acquired after the Closing Date or otherwise, at the time such Subsidiary becomes a Material Subsidiary.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

          The Borrower covenants and agrees that, on and after the Closing Date and so long as any Lender shall have any Commitment hereunder and until payment in full of all of the Obligations (other than any contingent indemnity Obligations arising pursuant to SECTION 2.16, 2.18, 2.22 or 9.05), unless the Requisite Lenders (except as otherwise provided below) shall otherwise give prior written consent:

          SECTION 6.01. DEBT. (a) Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Debt, the incurrence of which would cause the Borrower to violate the financial covenants set forth in SECTION 6.09.

          (b) Neither the Borrower nor any of its domestic Subsidiaries shall at any time permit the sum of (i) all Debt secured by Liens PLUS, without duplication, (ii) all Debt of all of its domestic Subsidiaries to exceed $125,000,000.

          (c) Until such time as the Borrower's senior public debt is rated Investment Grade, neither the Borrower nor any of its Subsidiaries shall at any time permit the sum of (i) all Debt secured by Liens PLUS, without duplication,
(ii) all Debt of all of its Subsidiaries to exceed $225,000,000.

          (d) Notwithstanding anything to the contrary contained in PARAGRAPHS
(b) and (c) of this SECTION 6.01, the following Debt of the Borrower and its Subsidiaries shall not be prohibited and shall not be included in calculating the levels of permitted Debt under such PARAGRAPHS (b) AND (c):

          (i) Debt incurred under this Agreement and Debt existing on the Closing Date identified on SCHEDULE 6.01;

          (ii) Permitted Refinancing Debt;

          (iii) Debt which is outstanding under Investor Certificates (as such term is defined in the Pooling and Servicing Agreement) up to an aggregate principal balance of $175,000,000 (it being understood that the portion of any such Investor Certificates having an aggregate principal amount in excess of $175,000,000 shall be subject to the limitation described in PARAGRAPH (b) above); and

          (iv) Debt of the Borrower to any of its Subsidiaries, Debt of any Subsidiary to the Borrower and Debt of any Subsidiary to any other Subsidiary.

          SECTION 6.02. SALES OF ASSETS. Neither the Borrower nor any of its Material Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets or any group of properties or assets, whether now owned or hereafter acquired, or any income or profits therefrom, except:

          (I) any sales of assets occurring in the ordinary course of business of the Borrower and its Material Subsidiaries;

          (ii) the sale of equipment by the Borrower or any of its Material Subsidiaries to the extent that such equipment is traded in for credit against the purchase price of similar replacement equipment or that the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (iii)  the sale by the Borrower or any of its Material
     Subsidiaries of obsolete equipment;

          (iv)  any Sale and Lease-Back Transaction permitted under SECTION
     6.06;

          (v) the transfer of accounts and related assets pursuant to the Receivables Purchase Agreements and the Pooling and Servicing Agreement;

          (vi) any sale of any assets by the Borrower or any of its Material Subsidiaries not described in clauses (I) through (v) above, PROVIDED, that at least 70% of the proceeds of any such sale shall consist of cash, Cash Equivalents, and/or the assumption by the purchaser of liabilities; PROVIDED, FURTHER, that the proceeds of any such sale received by the Borrower or any Material Subsidiary (x) from any such individual sale or related group of sales does not exceed $25,000,000 and (y) from all such sales in any Fiscal Year of the Company does not exceed an aggregate amount of $50,000,000;

          (vii) any sale of assets described on SCHEDULE 6.02 attached hereto;

          (viii) any sale or license of patents, trademarks, registrations therefor and other similar intellectual property occurring outside the ordinary course of business; and

          (ix) any sale or other transfer of assets between the Borrower and any of its Subsidiaries, or between any of the Borrower's Subsidiaries; PROVIDED, HOWEVER, that no Material Subsidiary may sell or otherwise transfer all or a substantial part of its assets, whether in one transaction or in a series of related transactions, to any other

     Subsidiary, unless after giving effect to such sale or transfer the transferee of such assets constitutes a Material Subsidiary.

          SECTION 6.03. LIENS. Neither the Borrower nor any of its Material Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their Property or assets except the following (each, a "PERMITTED LIEN):

          (i)  Liens governed by the Collateral Trust Agreement;

          (ii) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement (including any related precautionary UCC financing statements filed in connection therewith);

          (iii) to the extent any Operating Lease existing on the Closing Date is reclassified as a Capital Lease;

          (iv)  Liens existing on the Closing Date and identified in
     SCHEDULE 6.03;

          (v)  Customary Permitted Liens;

          (vi) Liens with respect to judgments or attachments or arising in connection with court proceedings which do not result in an Event of Default or Potential Event of Default hereunder;

          (vii)  Liens securing Debt permitted pursuant to SECTION 6.01;

          (viii) Liens arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code where the delinquent contribution which gave rise to the Lien is paid within thirty (30) days of its original due date;

          (ix) Liens securing the reimbursement obligations under any Letter of Credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business (a "COMMERCIAL LETTER OF CREDIT"), if such Lien attaches only to (A) cash collateral or (B) the goods acquired through the issuance of such Commercial Letter of Credit;

          (x) Liens consisting of purchase money security interests of suppliers with respect to office equipment supplied in the ordinary course of business, which Liens have not been perfected by the taking of possession of collateral and, unless the applicable Debt has been paid in full, which have not been in existence more than ninety (90) days.

          (xi) Liens arising in connection with the the transfer of accounts and related assets pursuant to the Pooling and Servicing Agreement and the Receivables Purchase Agreements.

          SECTION 6.04. INVESTMENTS. Until such time as the Borrower's senior public debt is rated Investment Grade, neither the Borrower nor any of its Material Subsidiaries shall directly or indirectly make or own any Investment in any Person except:

          (i)  Investments in Cash Equivalents;

          (ii)  Investments existing on the Closing Date and identified on
     SCHEDULE 6.04;

          (iii)  Investments in its domestic Material Subsidiaries;

          (iv) Investments in its Subsidiaries in existence on the Closing Date (other than its Material Subsidiaries); PROVIDED, HOWEVER, that from and after the Closing Date, neither the Borrower nor any of its Material Subsidiaries shall make any Investment pursuant to this CLAUSE (iv) in any such Subsidiary which involves a transfer by the Borrower or such Material Subsidiary, as the case may be, of cash or other property of the Borrower or such Material Subsidiary;

          (v)  Investments which constitute Debt permitted pursuant to SECTION
     6.01 and SECTION 6.08;

          (vi) Investments in any Person made with the proceeds of any dividend or other distribution from such Person to the Borrower or Material Subsidiary making such Investment; and

          (vii) other Investments in an aggregate amount not to exceed $175,000,000 MINUS the aggregate amount paid by CGC for the purchase of its publicly-traded capital stock.

          SECTION 6.05. RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Borrower nor any of its Material Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or in a series of related transactions, all or any substantial part (to the extent not otherwise permitted in this Agreement) of its business, property or assets, whether now existing or hereafter acquired; unless: (i) the Borrower shall be the surviving corporation, or (ii) the successor entity which acquires the Borrower or its assets shall expressly assume all obligations of the Borrower hereunder and, in either case, (iii) after such merger, consolidation, sale, lease or conveyance, (x) the Borrower or such successor entity shall not be in default hereunder and (y) on a consolidated pro forma basis giving effect to such transaction, any Person of which the Borrower shall be a subsidiary (A) would have been in compliance with SECTION 6.09 as of the most recent fiscal quarter end and (B) would be permitted to incur an additional $1 of Debt under Section 6.01, in each case with all references to the Borrower in SECTION 6.01 or 6.09 or in the definitions of the terms employed therein being deemed references to such other Person, as the case may be; PROVIDED, HOWEVER, that notwithstanding the foregoing, at any time a Subsidiary of the Borrower may merge with and into the Borrower, or merge with and into or consolidate with another of the Borrower's Subsidiaries.

          SECTION 6.06. SALES AND LEASE-BACK. Neither the Borrower nor any of its Material Subsidiaries shall become liable, directly or by way of a Guarantee, with respect to any lease, whether or not such lease is a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, which the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (a "SALE AND LEASE-BACK TRANSACTION"); PROVIDED that the Borrower or a Subsidiary may enter into any Sale and Lease-Back Transaction if (a) at the time of such Sale and Lease-Back Transaction no Event of Default shall have occurred and be continuing, and
(b) the proceeds from the sale of the subject property shall be at least equal to 80% of its fair market value.

          SECTION 6.07. RESTRICTIONS ON ABILITY OF MATERIAL SUBSIDIARIES TO DECLARE DIVIDENDS. The Borrower shall not permit any of its Material Subsidiaries to enter into any agreements (other than the Collateral Trust Agreement) with any other Person or Persons the effect of which would be to restrict, directly or indirectly, the ability of such Material Subsidiary to declare and pay dividends, other than any agreement that indirectly restricts the declaration and payment of dividends solely through the inclusion of a net worth covenant.

          SECTION 6.08. DIVIDENDS, DISTRIBUTIONS AND PREPAYMENTS. Until such time as the Borrower's senior public debt is rated Investment Grade, neither the Borrower nor any of its Material Subsidiaries shall (i) declare or pay, directly or indirectly, any dividend, repurchase or redeem any shares of its capital stock, or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock, or (ii) prepay, defease, acquire for value or exchange for any subordinated Debt, except as otherwise required pursuant to the terms of the agreements governing such subordinated Debt as in existence on and as of the Closing Date (except that the foregoing shall not prohibit prepayment of Obligations to the extent permitted by this Agreement) (the foregoing transactions being collectively called "RESTRICTED PAYMENTS"); PROVIDED, that (a) the Borrower may declare and pay dividends payable solely in shares of its common stock, (b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or another Subsidiary of the Borrower, (c) the Borrower may make Restricted Payments under employee equity incentive plans and (d) the Borrower may make additional Restricted Payments of cash and securities of the Borrower (each, an "ADDITIONAL RESTRICTED PAYMENT") so long as immediately after giving effect to any such proposed Additional Restricted Payment, (x) no Event of Default shall have occurred and be continuing and (y) the aggregate amount of all such Additional Restricted Payments made on or after the Closing Date shall not exceed the sum of (i) $175,000,000 MINUS the aggregate amount invested by the Borrower and all of its Material Subsidiaries (other than CGC, if CGC is a Material Subsidiary) from and after the Closing Date in connection with the purchase of CGC's publicly-traded capital stock,
(ii) 100% of the proceeds received by the Borrower from and after the Closing Date from capital contributions or from the issuance or sale of stock, convertible securities or convertible debt, and (iii) 50% of Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period beginning on the first day following the end of the fiscal quarter during which the Closing Date occurs, and ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to SECTION 5.07 (taken as a single accounting period). For purposes of CLAUSE (d) above, each Additional Restricted Payment made in securities of the Borrower shall be valued at the fair market value of such securities at the time such Additional Restricted Payment is made.

          SECTION 6.09.  FINANCIAL COVENANTS.  The Borrower shall not permit:

          (a) MAXIMUM DEBT/EBITDA RATIO. The Debt/EBITDA Ratio for the twelve-month period ending with the last day of any fiscal quarter in any Fiscal Year to exceed 4.50 to 1.00.

          (b) MINIMUM INTEREST COVERAGE RATIO. The Interest Coverage Ratio for the twelve-month period ending with the last day of any fiscal quarter in any Fiscal Year to be less than 2.25 to 1.00.

          SECTION 6.10. NO MORE RESTRICTIVE COVENANTS. Neither the Borrower nor any Material Subsidiary of the Borrower shall permit the financial covenants (which require the maintenance or satisfaction of financial performance tests and are of the nature that, if breached, would result in an event of default) or events of default (excluding a breach of a covenant which is not a financial covenant as described above) contained in any debt agreement relating to a principal amount in excess of $25,000,000, as the same may be amended, restated, supplemented or otherwise modified at any time and from time to time, in the reasonable and good faith determination of the Borrower, to be more restrictive than the financial covenants contained in this Agreement, unless the Lenders are afforded the benefit of such more restrictive covenant or event of default; PROVIDED, that if the Lenders shall be afforded the benefit of any such more restrictive covenant or event of default, such benefit shall cease upon the termination of the debt agreement containing such more restrictive covenant or event of default.

          SECTION 6.11. ACQUISITIONS. From and after the Closing Date, neither the Borrower nor any Material Subsidiary of the Borrower shall purchase or otherwise acquire, directly or indirectly, (I) a controlling interest of the issued and outstanding shares of capital stock or other equity interest of any Person or (ii) all or substantially all of the assets of such Person, unless the primary business of such Person, its Subsidiaries and its controlled Affiliates (taken as a whole) is within or is related to the building materials industry.


                                   ARTICLE VII
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          SECTION 7.01. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an Event of Default under this Agreement:

          (a) FAILURE TO MAKE PRINCIPAL PAYMENTS WHEN DUE. The Borrower shall fail to pay when due any principal on any Loan.

          (b) FAILURE TO MAKE OTHER PAYMENTS WHEN DUE. The Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement (other than principal on any Loan) and, with respect to which such failure shall continue unremedied for five (5) Business Days.

          (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Agent, any Issuing Bank or any Lender herein or in any of the other Loan Documents or in any statement or certificate at any time given by the Borrower or any of its Subsidiaries pursuant to any of the Loan Documents shall be untrue in any material respect on the date as of which made or deemed made.

          (d) BREACH OF FINANCIAL COVENANTS. The Borrower shall fail to perform or observe the financial covenants contained in SECTION 6.09.

          (e) BREACH OF OTHER TERMS. The Borrower or any Material Subsidiary of the Borrower shall default in the performance of or compliance with any material term contained in this Agreement or in any of the Loan Documents or any default or event of default shall occur under any of the Collateral Documents (other than as covered by subsection (a) through (d) above or by subsection (k) below), and such default or event of default shall continue for twenty (20) days after the Borrower receives written notice from the Agent of the occurrence of such default or event of default.

          (f) DEFAULT AS TO OTHER INDEBTEDNESS. The Borrower or any Material Subsidiary of the Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Debt, other than with respect to the Obligations, if the aggregate amount of such Debt is twenty-five million dollars ($25,000,000) or more; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, and shall continue after the applicable grace period, if any, specified in such instrument, agreement or indenture, if the aggregate amount of such Debt is twenty-five million dollars ($25,000,000) or more and if the effect thereof (with or without the giving of notice or lapse of time or both) is to accelerate, or permit the holder(s) of such Debt (or any Person on behalf of such holders) to accelerate, the maturity of any such Debt; or any such Debt shall be declared in accordance with the terms of the underlying agreement to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment prior to the stated maturity thereof).

          (g)  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.
               (I) An involuntary case shall be commenced against the Borrower or any of its Material Subsidiaries, and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Material Subsidiaries, in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

               (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Material Subsidiaries, or over all or a substantial part of the property of the Borrower or any of its Material Subsidiaries, shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Material Subsidiaries or of all or a substantial part of the property of the Borrower or any of its Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Material Subsidiaries shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

          (h) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for it or for all or a substantial part of its property; the Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or the board of directors (or any committee thereof) of the Borrower or any of the Material Subsidiaries adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

          (I) JUDGMENTS AND ATTACHMENTS. Any money judgment (other than a money judgment to the extent covered by insurance, but only if the insurer has not denied coverage with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of twenty-five million dollars ($25,000,000) shall be entered or filed against the Borrower or any of its Material Subsidiaries, or any of their respective assets by a court of competent jurisdiction and shall remain undischarged, unvacated, unbonded or unstayed for a period ending on the first to occur of (I) the last day on which such order, judgment or decree becomes final and unappealable or
(ii) sixty (60) days.

          (j) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower or any of its Material Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days.

          (k) COLLATERAL DOCUMENTS; FAILURE OF SECURITY. For any reason other than in connection with the release of the Collateral Trustee's Lien on the capital stock of the domestic Material Subsidiaries as contemplated by SECTION 9.07, (I) any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected; or any Lien in favor of the Collateral Trustee; (ii) any Obligations contemplated by this Agreement or any Collateral Document shall, at any time, be invalidated or otherwise cease to be in full force and effect; (iii) any such Lien or any Obligation shall be subordinated or shall not have the priority contemplated by this Agreement or the Collateral Documents for any reason other than as set forth in this PARAGRAPH (k); or (iv) the Borrower or any Subsidiary of the Borrower shall institute any action seeking a determination of any of the foregoing.

          (l) CHANGE IN CONTROL. Any Person (other than the Borrower or any Subsidiary of the Borrower) shall purchase or otherwise acquire directly or indirectly beneficial ownership of the common stock on or after the Closing Date, and immediately after such purchase or acquisition such Person and its

Affiliates and "Associates" (as defined below) shall directly or indirectly beneficially own in the aggregate 50% or more of the common stock then outstanding. For purposes of this SECTION 7.01(l), (I) "beneficial ownership" shall be determined in accordance with Rule 13d-3 (or any successor rule) of the Commission under the Securities Exchange Act; PROVIDED, HOWEVER, that any employee benefit plan of the Borrower or a trustee or other Person holding common stock for or pursuant to the terms of any such plan shall not be deemed to have beneficial ownership of such common stock so long as each participant in such plan has the right to direct the trustee or other Person (A) to vote the common stock held by such plan for his or her benefit and (B) to tender such common stock in the event of a tender offer for common stock; and (ii) "ASSOCIATE" shall mean, with respect to any Person, (A) an officer, employee or partner of such Person, (B) a trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, or (c) a relative or spouse of such Person, or a relative of such spouse, who has the same home as such Person.

          (m) ERISA LIABILITIES. Any Termination Event occurs which will or is reasonably likely to subject either the Borrower or an ERISA Affiliate to a liability which would have a Material Adverse Effect, or, the plan administrator of any Benefit Plan applies for and receives approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of
Section 412(a) of the Internal Revenue Code and the business hardship upon which the Section 412(d) waiver was based will or is reasonably likely to subject either the Borrower or an ERISA Affiliate to a liability which would have a Material Adverse Effect.

          (n) ENVIRONMENTAL LIABILITIES. The Borrower or any of its Subsidiaries shall become subject to any Liabilities and Costs arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or
(b) any violation of any environmental, health or safety Requirements of Law, which Liabilities and Costs, individually or in the aggregate, would have a Material Adverse Effect. "REMEDIAL ACTION" shall mean any action required to
(I) clean up, remove or treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or seriously threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with SECTION 9.09.

          7.02.  RIGHTS AND REMEDIES.

          (a) ACCELERATION. Upon the occurrence of any Event of Default described in the foregoing SECTION 7.01(g) or 7.01(h), all Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans, all Obligations in respect of LC Exposure and all accrued Commitment Fees and all other fees payable hereunder shall automatically become immediately due and payable by the Borrower, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation or appraisal, diligence, presentment or notice of intent to demand or accelerate or of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Revolving Loan hereunder or each Issuing Bank to issue or each Lender to participate in any additional Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, by written notice to the Borrower, the Agent shall, at the request, or may with the consent, of the Requisite Lenders, (I) declare that the Commitments are termi-nated, whereupon the Commitments and the obligation of each Lender to make any Revolving Loan hereunder, or each Issuing Bank to issue or each Lender to participate in any additional Letter of Credit shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation or appraisal, diligence, presentment or notice of intent to demand or accelerate or of acceleration), all of which are hereby expressly waived by the Borrower.

          (b) CASH COLLATERAL. In addition, following the occurrence of any Event of Default, the Borrower shall, upon the request of an Issuing Bank, promptly deposit with the Agent for the benefit of the Lenders and such Issuing Bank, in connection with an extension of the expiry date of any Letters of Credit issued by such Issuing Bank, cash or Cash Equivalents in an amount up to the greatest amount for which such Letters of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Lenders and the Issuing Banks, as security for, and to provide for the payment of, LC Obligations. The Borrower hereby grants to the Agent, for the benefit of the Lenders and the Issuing Banks, a lien and security interest in all such sums held by the Agent.

          (c) RESCISSION. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and LC Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans and the Notes and with respect to Letters of Credit, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to SECTION 9.09, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                            ARTICLE VIII.  THE AGENT

          SECTION 8.01. APPOINTMENT. In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders and the Issuing Banks hereby irrevocably authorizes the Agent to take such actions on its behalf and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, and the Agent hereby agrees, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans and the LC Disbursements and all other amounts due to the Lenders and the Issuing Banks hereunder, and promptly to distribute to each Lender and Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender and Issuing Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

          SECTION 8.02. NATURE OF DUTIES. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The Agent's duties shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. With respect to the taking or refraining from taking any action hereunder, if the Agent seeks the consent or approval of the Requisite Lenders, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

          SECTION 8.03. RIGHTS, EXCULPATION, ETC. Neither the Agent nor any of its directors, officers, employees, Affiliates or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders or all of the Lenders, as appropriate, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Issuing Banks. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders and the Issuing Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Requisite Lenders.

          SECTION 8.04. SUCCESSOR AGENT; RESIGNATION OF THE AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor acceptable to the Borrower. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a United States of America bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this ARTICLE and
SECTION 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          SECTION 8.05. THE AGENT INDIVIDUALLY. With respect to the Loans made by it hereunder, Chemical Bank, in its individual capacity and not as Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it was not the Agent, and Chemical Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, or any Subsidiary or any other Affiliate thereof, as if it was not the Agent.

          SECTION 8.06. INDEMNIFICATION. Each Lender agrees (I) to reimburse the Agent, on demand, in the amount of its Pro Rata Share of any expenses incurred for the benefit of the Lenders or the Issuing Banks by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such Pro Rata Share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; PROVIDED that no Lender shall be liable to the Agent under CLAUSE (I) or (ii) above for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.

          SECTION 8.07. INDEPENDENT CREDIT ANALYSIS. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, make its own credit analysis and decision to make Loans hereunder from and after the Closing Date and continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

          SECTION 8.08. RELATIONS AMONG LENDERS. Each Lender and each Issuing Bank agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower with respect to this Agreement or any other Loan Document without the prior written consent of the Requisite Lenders.

                           ARTICLE IX.  MISCELLANEOUS

          SECTION 9.01. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

          (a) if to the Borrower, to it at 125 South Franklin Street, Chicago, Illinois 60606, Attention of John E. Malone, Vice President and Treasurer, Telecopy No. (312) 606-3883;

          (b) if to Chemical Bank, to it at 270 Park Avenue, New York, New York 10017, Attention of Christopher C. Wardell, Managing Director, Telecopy No. (212) 270-6125, with a copy to Chemical Securities Inc., 10 South LaSalle, Chicago, Illinois 60603, Attention of Steven J. Faliski, Vice President, Telecopy No. (312) 443-1964;

          (c) if to any Issuing Bank, to it at the address for notices specified in the applicable Issuing Bank Agreement; and

          (d) if to a Lender, to it at its address (or telecopy number) set forth in SCHEDULE 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

in each case, or to such other address as such Person may from time to time direct in writing to the Agent and the Borrower.

          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this SECTION 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this SECTION 9.01.

          SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance by the Issuing Banks of Letters of Credit, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement (other than any contingent indemnity Obligations arising pursuant to SECTION 2.16, 2.18, 2.22 or 9.05) or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

          SECTION 9.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and Issuing Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior consent of the Issuing Banks and all the Lenders.

          SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b) Each Lender may assign to one or more Eligible Assignees all or a percentage of such assigning Lender's interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans owing to it, the Notes held by it and its Commitments); PROVIDED, HOWEVER, that (I) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Agent, the Borrower and the Issuing Banks must give their prior written consent to such assignment (which consent of the Agent, the Borrower and the Issuing Banks shall not be unreasonably withheld), (ii) the aggregate amount of the Revolving Credit Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 or, if less, the full amount of the assigning Lender's Revolving Credit Commitments, (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and such Eligible Assignee shall deliver to the Agent a processing and recordation fee of $3500 and (iv) such Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to PARAGRAPH (e) of this SECTION 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days (except as otherwise agreed by the assignor, the assignee and the Agent) after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Documents and
(B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.16, 2.18, 2.22 and 9.05, as well as to any interest and Fees accrued for its account and not yet paid).

          Notwithstanding the foregoing, any Lender assigning rights and obligations under this Agreement may retain any Competitive Bid Loans made by it outstanding at such time and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(I) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and/or the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in CLAUSE (I) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document, or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that it is an Eligible Assignee; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to SECTION
5.07 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive in the absence of manifest error and the

Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in PARAGRAPH
(b) above and, if required, the written consent of the Borrower, the Agent, and the Issuing Banks to such assignment, the Agent shall (I) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, the Lenders and the Issuing Banks.

          (f) Upon the acceptance by the Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that a new Revolving Loan Note and a new Competitive Bid Note be issued to the Lender assignee by (I) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Revolving Loan Note and Competitive Bid Note for cancellation and substitution; PROVIDED that the Competitive Bid Note shall only be so delivered if the assignor is assigning all of its Revolving Credit Commitment; PROVIDED, FURTHER, that if the Lender is assigning all of its Revolving Credit Commitment, and such Lender is retaining any outstanding Competitive Bid Loans, the Competitive Bid Note shall be delivered when such Competitive Bid Loans have been paid in full. With respect to each such Note so delivered, promptly following receipt by the Borrower of any such notice and such Note, and verification from the Agent that the applicable Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the assigning Lender's surrendered Note issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance; PROVIDED, HOWEVER, that each Competitive Bid Note shall be in the principal amount of the Aggregate Revolving Credit Commitments. The Borrower shall, immediately upon delivery of such new Note(s), cancel the original Note or Notes delivered by the Lender assignor to the Borrower.

          (g) Each Lender, without the consent of the Borrower, the Agent or any Issuing Bank, may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); PROVIDED, HOWEVER, that (I) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection and indemnity provisions contained in SECTIONS 2.16, 2.18, 2.22 and 9.05 to the same extent as if they were Lenders (except that no participant shall be entitled to claim any amount greater than its pro rata share of the amount that could have been claimed by the Lender from which it acquired its participation) and (iv) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder (other than Issuing Bank Fees) or the amount of principal of or the rate at which interest is payable on the Loans or LC Disbursements, extending the final maturity of the Loans or any date fixed for the payment of interest on the Loans or LC Disbursements or any Fees (other than Issuing Bank
Fees) or extending the Commitments).

          (h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
SECTION 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and its Subsidiaries furnished to such Lender by or on behalf of the Borrower; PROVIDED that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement substantially in the form of that executed in connection with the syndication of the Revolving Credit Commitments by those Lenders party hereto as of the Closing Date, whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

          (I) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; PROVIDED that no such assignment shall release a Lender from any of its obligations hereunder.

          (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the consent of each Lender.

          SECTION 9.05. EXPENSES; INDEMNITY. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof requested by the Borrower or incurred by the Agent, any Issuing Bank or any Lender following an Event of Default or Potential Event of Default in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including in each case the reasonable fees, charges and disbursements of counsel for the Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Agent, any Issuing Bank or any Lender. The Borrower further agrees that it shall indemnify the Agent, the Issuing Banks and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery or enforcement of this Agreement or any of the other Loan Documents.

          (b) The Borrower agrees to indemnify the Agent, each Issuing Bank, each Lender and each of their respective directors, officers, employees, Affiliates, attorneys and agents (each such Person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses which (if such liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses arise in a judicial forum) are found in a final judgment by a court of competent jurisdiction, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of any third party claim, litigation, investigation or proceeding (whether or not any Indemnitee shall be party thereto) relating to, in any way connected with, or as a result of (I) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or (ii) the use of the Letters of Credit or the proceeds of the Loans (a "THIRD PARTY CLAIM"); PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, damages, obligations, losses, penalties, actions, judgments, suits, costs and expenses are found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; PROVIDED FURTHER that (A) each Indemnitee shall promptly (but in any event within ten (10) Business Days) notify the Borrower in writing upon becoming aware of the initiation of any Third Party Claim against it, (B) the Borrower shall be entitled to participate in the defense of any such Third Party Claim and, if the Borrower so chooses, to assume the defense, at the Borrower's expense, of any such Third Party Claim with counsel selected by the Borrower (it being understood that any Indemnitee shall have the right to participate in such defense and employ counsel separate from the counsel employed by the Borrower, and that such counsel shall be at the expense of such Indemnitee unless such Indemnitee shall have been advised by counsel that there may be legal defenses available to it that are inconsistent with or in addition to those available to the Borrower, in which case such counsel shall be at the expense of the Borrower) and (c) no Indemnitee shall settle any Third Party Claim without the prior written consent of the Borrower (which consent shall not be unreasonably withheld).

          (c) None of the Agent, any Lender, any Issuing Bank, the Borrower or any of their respective directors, officers, employees, Affiliates, attorneys and agents shall be responsible or liable to any other party hereto or any other Person or entity for consequential damages which may be alleged as a result of the transactions contemplated hereby, except to the extent specifically set forth in this Agreement.

          (d) The provisions of this SECTION 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent, any Issuing Bank or any Lender. All amounts due under this SECTION 9.05 shall be payable within ten Business Days after written demand therefor.

          SECTION 9.06. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Obligations now or hereafter existing under this Agreement and other Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this SECTION
9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.07. CONCERNING THE COLLATERAL DOCUMENTS; ACTIONS BY THE LENDERS; TRUSTEE'S FEES; RELEASE OF COLLATERAL. (a) Each Lender and each Issuing Bank hereby consents and agrees to the terms of the Collateral Documents and authorizes and directs the Collateral Trustee to execute the Collateral Documents. Each Lender and each Issuing Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that any action taken by the Requisite Lenders or the Agent (as appropriate), in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Requisite Lenders or the Agent (as appropriate) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuing Banks and the holders of any Note.

          (b) If the Borrower fails to pay any amount of Trustee's Fees owed by it to the Collateral Trustee pursuant to the Collateral Trust Agreement, the Lenders agree to pay to the Collateral Trustee such unpaid Trustee's Fees, apportioned among the Lenders ratably in accordance with each Lender's Pro Rata Share (and no Lender shall have any obligation to pay any other Lender's Pro Rata Share of such fees). Any such Trustee's Fees paid by the Lenders pursuant to this SECTION 9.07 shall be deemed to be a Revolving Loan hereunder made to the Borrower, which Loan (together with all interest thereon) shall be payable upon demand by the Agent and shall accrue interest for the period during which it is outstanding at a rate equal to two percent (2.0%) per annum above the Alternate Base Rate as in effect during such period. The Borrower hereby irrevocably authorizes the Lenders to make such Revolving Loans for the purpose of paying any Trustee's Fees which the Borrower fails to pay and agrees that all such Loans so made shall be deemed to have been requested by the Borrower.

          (c) Prior to the satisfaction of the condition specified in Section 7.1(a) of the Collateral Trust Agreement (without limiting PARAGRAPH (d) below, the release of the capital stock of any Material Subsidiary from the Lien granted to the Collateral Trustee may occur only as follows:

          (I) the Agent, on behalf of the Lenders, shall direct the Collateral Trustee to release the Lien on the capital stock of any Material Subsidiary if such Material Subsidiary is sold with the consent of the Requisite Lenders; and

          (ii) in addition, the Requisite Lenders may direct the Collateral Trustee to release the Lien on the capital stock of any Material Subsidiary; PROVIDED, that all of the Lenders shall be required to direct the Collateral Trustee to release all or substantially all of the Collateral as provided in Section 7 of the Collateral Trust Agreement.

          (d) Prior to the satisfaction of the condition specified in Section 7.1(a) of the Collateral Trust Agreement, the Agent shall direct the Collateral Trustee to release its Lien on the capital stock of all of the domestic Material Subsidiaries if the Borrower's senior public debt is rated Investment Grade.

          SECTION 9.08. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.09. WAIVERS; AMENDMENT. (a) No failure or delay of the Agent, any Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by PARAGRAPH (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders; PROVIDED, HOWEVER, that no such agreement shall (I) decrease the principal amount of, or extend the maturity of, any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each Lender affected thereby,
(ii) change or extend any Commitment or decrease the amount or extend the time of payment of the Commitment Fees or LC Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of
SECTION 2.19, the provisions of this SECTION 9.09 or the definitions of "Requisite Lenders" or "Pro Rata Share" without the prior written consent of each Lender; PROVIDED FURTHER that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Banks hereunder without the prior written consent of the Agent or the Issuing Banks, as the case may be.


          SECTION 9.10. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "CHARGES"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on such Lender's Loans, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

          SECTION 9.11. CONFIDENTIALITY. Each of the Agent and the Lenders shall hold all non-public information obtained pursuant to this Agreement (which has been reasonably identified as such by the Borrower) in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and will use such information only in connection with the transactions contemplated by the Loan Documents, and in any event may make disclosure of any such information (I) to any Agent, or any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or the Agent or to their respective accountants, each of whom shall also be bound by the confi-dentiality obligations set forth herein, (iv) to bank examiners and auditors and appropriate government examining authorities, (v) to the extent necessary or appropriate in connection with any litigation to which any Lender or the Agent is a party, or (vi) subject to SECTION 9.04, to any actual or prospective participant in or assignee of any Loan owing to or Note held by such Lender.

          SECTION 9.12. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and thereof. Any previous agreement among the parties with respect to the subject matter hereof or thereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.13. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this SECTION 9.13.

          SECTION 9.14. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effec-tive as provided in SECTION 9.03.

          SECTION 9.16. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.17. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PRECEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED IN SECTION 9.01, SUCH NOTICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER ITS MAILING. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

          (b) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          SECTION 9.18. DEFAULTING LENDER. If any Lender fails to fund its Pro Rata Share of any Revolving Loan Borrowing requested or deemed requested by the Borrower (the funded portion of such Borrowing being hereinafter referred to as a "NON PRO RATA LOAN"), then until the earlier of such Lender's cure of such failure or the termination of the Commitments, upon the Borrower's request, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (I) the foregoing provisions of this SECTION 9.18 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to SECTION 2.12;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Revolving Loan Borrowing at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this
     SECTION 9.18, and whether or not the Non Pro Rata Loan with respect thereto has been converted or continued;

          (iii) amounts advanced to the Borrower under this SECTION 9.18 to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Revolving Loan Borrowing ("CURE LOANs") shall bear interest at the rate applicable to ABR Loans under SECTION 2.08 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were ABR Loans;

          (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which would be applied to the outstanding ABR Loans shall be applied FIRST, ratably to all ABR Loans constituting Non Pro Rata Loans, SECOND, ratably to ABR Loans other than those constituting Non Pro Rata Loans or Cure Loans and, THIRD, ratably to ABR Loans constituting Cure Loans;

          (v) unless and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Revolving Loan Borrowing and the termination of the Commitments, the term "Requisite Lenders" for all purposes of this Agreement shall exclude all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loan Borrowing have not been so cured; and

          (vi) unless and until any such Lender's failure to fund its Pro Rata Share of any Revolving Loan Borrowing is cured in accordance with this
     SECTION 9.18, such Lender shall not be entitled to any Commitment Fees with respect to its Revolving Credit Commitment, and such Lender shall be required to refund to the Borrower any portion of the Commitment Fees attributable to the period beginning on the day of such Lender's failure to fund and ending on the day the Commitments are terminated or such default has been cured.

          IN WITNESS WHEREOF, the Borrower, the Agent, and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         USG CORPORATION


                         By_____________________________
                         Name:__________________________
                         Title:_________________________


                                      -S-1-